Exhibit 10.2

FLANDERS 155 LLC

155 Flanders Road

Westborough, Massachusetts

Lease to

A123 SYSTEMS, INC.

THE SUBMISSION OF THIS LEASE FOR EXAMINATION, REVIEW, NEGOTIATION AND/OR SIGNATURE SHALL NOT CONSTITUTE AN OFFER OR AN OPTION TO LEASE OR A RESERVATION OF THE PREMISES AND IS SUBJECT TO WITHDRAWAL OR MODIFICATION AT ANY TIME BY EITHER PARTY.  THIS LEASE SHALL BECOME EFFECTIVE AND BINDING ONLY IF AND WHEN IT SHALL BE EXECUTED AND DELIVERED BY BOTH LANDLORD AND TENANT.

Table Of Contents By Articles And Sections

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

LEASE EXHIBITS

v

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

LEASE

STANDARD FORM

THIS LEASE by and between FLANDERS 155 LLC, a Massachusetts limited liability company, (“Landlord”) having a principal place of business at 116 Flanders Road, Suite 2000, Westborough, Massachusetts 01581, and A123 SYSTEMS, INC., a duly organized and existing Delaware corporation (“Tenant”) having a principal place of business at 321 Arsenal Street, Watertown, Massachusetts 02472 (Tenant Address).

W I T N E S S E T H :

ARTICLE 1
Reference Data and Definitions

1.01        Reference Data

LANDLORD:	Flanders 155 LLC

LANDLORD’S REPRESENTATIVE:	Mr. Marc R. Verreault Senior Vice President, Finance Flanders 155 LLC

LANDLORD’S ADDRESS: (FOR PAYMENT OF RENT)	Flanders 155 LLC 116 Flanders Road, Suite 2000 Westborough, Massachusetts 01581

LANDLORD’S ADDRESS (FOR NOTICE):	Mr. Christopher F. Egan and Mr. Marc R. Verreault Flanders 155 LLC 116 Flanders Road, Suite 2000 Westborough, MA 01581

With a copy to:	Joseph Jenkins, Esquire 116 Flanders Road, Suite 1100 Westborough, MA 01581
	Telephone:	508-898-3900
	Facsimile:	508-898-9777

LANDLORD’S PHONE NUMBER:	508-898-3800

LANDLORD’S FACSIMILE NUMBER:	508-898-3005

TENANT:	A123 Systems, Inc.

TENANT’S ADDRESS:	A123 Systems, Inc. 321 Arsenal Street Watertown, MA 02472 Attn: General Counsel
	Telephone:	617-778-5700
	Facsimile:	617-924-8910

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109
	Telephone:	617-526-6000
	Facsimile:	617-526-5000
Email: paul.jakubowski@wilmerhale.com

TENANT’S REPRESENTATIVE:	John Pinho, Director of Facilities

PREMISES:	The portion of the Building shown on Exhibit B attached hereto.

RENTABLE AREA OF PREMISES:	66,863 Square Feet.

RENTABLE AREA OF THE BUILDING:	88,983 Square Feet.

TERM COMMENCEMENT DATE:	The Term Commencement Date shall be as defined in Section 7.01.

BASIC RENT COMMENCEMENT DATE:	The Basic Rent Commencement Date shall be February 1, 2011.

STATED EXPIRATION DATE:	The Stated Expiration Date shall be January 31, 2021.

BASIC RENT:	SEE SCHEDULE BELOW:

FROM	TO	MONTHLY RENT	ANNUAL RENT
The Term Commencement Date	January 31, 2011	$0.00	$0.00
February 1, 2011	December 31, 2015	$33,425.00	$401,100.00
January 1, 2016	January 31, 2021	$38,995.83	$467,950.00

TENANT’S SHARE:	75.24%

GUARANTOR:	None

PERMITTED USES:

Research and development, design, fabrication, component assembly, installation and testing of electric hybrid automotive and power solutions and administrative/general office use, warehousing, distribution and other lawful uses related to Tenant’s business operations.

SECURITY DEPOSIT:	$155,983.32

1.02        General Provisions.

For all purposes of the Lease unless otherwise expressed and provided herein or therein or unless the context otherwise requires:

(a)           The words herein, hereof, hereunder and other words of similar import refer to the Lease as a whole and not to any particular article, section or other subdivision of this Lease.

(b)           A pronoun in one gender includes and applies to the other gender as well.

(c)           Each definition stated in Section 1.01 or 1.03 of this Lease applies equally to the singular and the plural forms of the term or expression defined.

(d)           Any reference to a document defined in Section 1.03 of this Lease is to such document as originally executed, or, if modified, amended or supplemented in accordance with the provisions of this Lease, to such document as so modified, amended or supplemented and in effect at the relevant time of reference thereto.

(e)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

(f)            All references in Section 1.01 hereof are subject to the specified definitions thereof (if any) in Section 1.03 hereof.

1.03        Terms Defined.

Each term or expression set forth above in Section 1.01 hereof or below in this Section 1.03 has the meaning stated immediately after it.

Additional Landlord’s Work.  The work to be done by Landlord, entitled Additional Landlord Work, as described in Exhibit C.

Additional Rent.  All sums which Tenant shall be obligated to pay hereunder other than Basic Rent.

Affiliate.  With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, the term “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

Authorizations.  All franchises, licenses, permits and other governmental consents issued by Governmental Authorities pursuant to Legal Requirements which are or may be required for the use and occupancy of the Premises or the conduct or continuation of a Permitted Use therein.

Building. The Building located at 155 Flanders Road, Westborough, Massachusetts.

Calendar Year.  The First Calendar Year, the Last Calendar Year and each full calendar year (January 1 through December 31) occurring during the Lease Term.

Common Areas.  All areas devoted to the common use of occupants of the Building or the provision of Services to the Building, including but not limited to two (2) electrical rooms.  In the event Tenant exercises its expansion right pursuant to Section 26.09, the entire Building shall be for Tenant’s sole use and there shall be no Common Areas within the Building.

Control.  As defined in the definition of Affiliate.

Corporation.  A corporation, company, association, limited liability company, business trust or similar organization wherever formed.

Default.  Any event or condition specified in Article 20 hereof so long as any applicable requirement for the giving of notice or lapse of time or both have not been fulfilled.

Event of Default.  Any event or condition specified in (a) Article 20 hereof (if all applicable periods for cure after the giving of notice or lapse of time or both have expired) or (b) in Article 21 hereof.

First Calendar Year.  The partial Calendar Year period commencing on the Term Commencement Date and ending on the next succeeding December 31.

Force Majeure.  Acts of God, strikes, lockouts, labor troubles,  inability to procure materials, failure of power, restrictive Legal Requirements, riots and insurrection, acts of public enemy, wars, earthquakes, hurricanes and other natural disasters, fires, explosions, other causes beyond a party’s reasonable control, or any act, failure to act or Default of the other party to this Lease;  provided, however, lack of money shall not be deemed such a cause.

Governmental Authority.  United States of America, the Commonwealth of Massachusetts, the Town of Westborough, County of Worcester, and any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of them.

Insolvency.  The occurrence with respect to any Person of one or more of the following events: the death, dissolution, termination of existence (other than by merger or consolidation), insolvency, appointment of a receiver for all or substantially all of the property of such Person, the making of a fraudulent conveyance or the execution of an assignment or trust mortgage for the benefit of creditors by such Person, or the filing of a petition in bankruptcy or the commencement of any proceedings by or against such Person under a bankruptcy, insolvency or other law relating to the relief or the adjustment of indebtedness, rehabilitation or reorganization of debtors; provided that if such petition or commencement is involuntarily made against such a Person and is dismissed within sixty (60) days of the date of such filing or commencement, such event shall not constitute an Insolvency hereunder.

Insurance Requirements.  All terms of any policy of insurance maintained by Landlord or Tenant and applicable to (or affecting any condition, operation, use or occupancy of) the Building or the Premises or any part or parts of either and all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions).

Land.  The land located at 155 Flanders Road, Westborough, Massachusetts, County of Worcester, Commonwealth of Massachusetts, described in Exhibit A.

Last Calendar Year.  The partial Calendar Year commencing on January 1 of the Calendar Year in which the Lease Termination Date occurs and ending on the Lease Termination Date.

Lease Term.  The period commencing on the Term Commencement Date and ending on the Lease Termination Date.

Lease Termination Date.  The earliest to occur of (1) the Stated Expiration Date, (2) the termination of this Lease by Landlord as the result of an Event of Default, (3) the termination of this Lease pursuant to Article 17 (Damage or Destruction) or Article 18 (Eminent Domain) hereof, or (4) the termination of this Lease pursuant to Section 26.08 (Tenant’s Option to Terminate).

Lease Year.  A period commencing on the Term Commencement Date (or an anniversary thereof) and ending on the day before the next succeeding anniversary thereof.  For example, the first Lease Year is a period commencing on the Term Commencement Date and ending on the day before the first anniversary thereof.  The last Lease Year shall end on the Lease Termination Date.

Legal Requirements.  All laws, statutes, codes, ordinances (and all rules and regulations thereunder), all executive orders and other administrative orders, judgments, decrees, injunctions and other judicial orders of or by any Governmental Authority which may at any time be applicable to the Building or the Premises or to any condition or use thereof and the provisions of all Authorizations.

Occupancy Arrangement.  With respect to the Premises or any portion thereof, and whether (a) written or unwritten or (b) for all or any portion of the Lease Term, an assignment, a sublease, a tenancy at will, a tenancy at sufferance, or any other arrangement (including but not limited to a license or concession) pursuant to which a Person occupies, or shall have the right to occupy, the Premises for any purpose.

Operating Expenses.  All reasonable expenses, costs, and disbursements of every kind and nature which Landlord incurs during the Term in connection with the operation and maintenance of the Building (including all facilities in operation on the Term Commencement Date and such additional facilities which are necessary or beneficial for the operation of the Building), including, but not limited to (a) wages, salaries, fees and costs to Landlord of all Persons at or below the grade of Property manager engaged in connection therewith, including taxes, insurance, and benefits relating thereto (but with respect to employees who are engaged both at the Building and other buildings, all such costs shall be appropriately allocated); (b) the cost of (i) all supplies and materials, electricity and lighting, (ii) water, heat, air conditioning, and ventilating, (iii) all maintenance, janitorial, and service agreements, (iv) all insurance, including the cost of casualty and liability insurance, (v) repairs and maintenance including, without limitation, Landlord’s costs and expenses of performing its obligations under Section 8.01 but excluding costs and expenses which may be capital in nature except to the extent permitted under clause (vi) following, (vi) capital expenditures which are primarily for the purpose of reducing Operating Expenses or which may be required by a Governmental Authority, amortized over the reasonable life of the capital items with the reasonable life and amortization schedule being determined by Landlord in accordance with generally accepted accounting principles (provided that in the event the reasonably estimated annual savings arising from the installation of any such capital improvement intended to reduce Operating Expenses shall exceed such annual amortization, Operating Expenses shall include, in lieu of such amortization, such estimated annual savings until the cost of such improvement shall have been completely amortized), (vii) pursuing an application for an abatement of taxes pursuant to Section 6.05 hereof to the extent not deducted from the abatement, if any, received; (viii) an allocable portion of Landlord’s independent auditor and central accounting expenses; (c) management fees at the rate of 3.5% of gross collections; and (d) the cost to Landlord of operating, repairing and maintaining exterior common areas and facilities, including those services listed on “Exhibit D” attached hereto, which may not be located entirely on the Land but which may be used for parking or for landscaping, security and maintenance for common roadways and open areas.

Notwithstanding anything to the contrary set forth in this Lease, Operating Expenses shall not include the following:

(i)            any ground or underlying lease rental;

(ii)           bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Land;

(iii)          costs which may be considered capital improvements, capital repairs, capital changes (including capital improvements to the Building systems) or any other capital costs as determined under generally accepted accounting principles except for capital expenditures expressly permitted pursuant to clause (vi) in the preceding paragraph and except that, notwithstanding any other provisions of this to the contrary, the cost of replacing any HVAC Equipment shall be an Operating Expense in the year incurred;

(iv)         rentals for items which if purchased, rather than rented, would constitute a capital cost;

(v)          costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;

(vi)         depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(vii)        advertising and promotional expenditures, and costs of acquisition and maintenance of advertising signs in or on the Building identifying the owner of the Building or solely other tenants;

(viii)       marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(ix)          costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(x)           expenses in connection with services or other benefits which are not available to Tenant or for which Tenant is charged for directly;

(xi)          costs incurred by Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building;

(xii)         management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee is in excess of the management fee specified in clause (c) in the preceding paragraph;

(xiii)        rent for any office space occupied by Building management personnel;

(xiv)        amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(xv)         Landlord’s general corporate overhead and general and administrative expenses;

(xvi)        any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(xvii)       services provided, taxes attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages and any shuttle services;

(xviii)      costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes with which compliance was first required prior to the Term Commencement Date;

(xix)        all assessments and premiums which can be paid by Landlord in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually incurred;

(xx)         costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services;

(xxi)        costs arising from Landlord’s charitable or political contributions;

(xxii)       costs to repair any work required to be performed by Landlord under Exhibit C, during the first twelve (12) month-period after completion by Landlord of such work;

(xxiii)      costs for sculpture, paintings or other objects of art;

(xxiv)      costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including entity (as opposed to property) accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants;

Operating Expenses shall be determined using the accrual basis of accounting. If at any time during the Term, less than one hundred percent (100%) of the Rentable Area of the project is occupied, Operating Expenses that by their nature vary with occupancy levels shall be adjusted by the Landlord to reasonably approximate the Operating Expenses which would be incurred if the project had been at least one hundred percent (100%) occupied.

Partial Taking.  Any Taking which is not a Total Taking.

Permitted Exceptions.  Any liens or encumbrances on the Premises in the nature of (a) liens for taxes assessed but not yet due and payable, (b) easements, reservations, restrictions and rights of way encumbering or affecting the Land on the date of this Lease, (c) the rights of Landlord, Tenant and any other Person to whom Landlord has granted such rights to exercise in common with respect to the Land and the Common Areas the rights granted to Tenant hereunder, (d) mortgages of record, and (e) Title Conditions.

Person.  An individual, a Corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

Predelivery Landlord’s Work.  The work completed by Landlord prior to the Term Commencement Date, as described in Section 7.01 and Exhibit C.

Premises. The space in the Building shown on Exhibit B hereto.

Proceeds.  With respect to any Taking or occurrence described in Article 17 hereof, with respect to which any Person is obligated to pay any amount to or for the account of Landlord, the aggregate of (i) all sums payable or receivable under or in respect of any insurance policy, and (ii) all sums or awards payable in respect to a Taking.

Rent.  Basic Rent and all Additional Rent.

Rentable Area of the Premises.  The number of square feet stated in Section 1.01, whether the same should be more or less as a result of minor variations resulting from actual construction and completion of the Premises so long as such work is done in accordance with the terms and provisions hereof.  The calculation was made according to the following formula:

(i)            On single tenant floors, the usable area measured from the outside surfaces of the outer walls of the Building, plus Tenant’s Share of interior Common Areas.

(ii)           On multi tenant floors, the usable area measured from the outside surface of the outer walls of the Building to the midpoint of all demising walls of the space being measured plus the area of each corridor adjacent to and required as the result of the layout of the space being measured, measured from the midpoint of the adjacent demising walls, plus Tenant’s Share of interior Common Areas.

Rules and Regulations.  Reasonable rules and regulations promulgated by Landlord and uniformly applicable to Persons occupying the Building regulating the details of the operation and use of the Building.  The initial Rules and Regulations are attached hereto as Exhibit E.

Stated Expiration Date.  The Stated Expiration Date as stated in Section 1.01.

Taking.  The taking or condemnation of title to all or any part of the Land or the possession or use of the Building or the Premises by a Person for any public use or purpose or any proceeding or negotiations which might result in such a taking or any sale or lease in lieu of or in anticipation of such a taking.

Taxes.  All taxes, special or general assessments, water rents, rates and charges, sewer rents and other impositions and charges imposed by Governmental Authorities of every kind and nature whatsoever, extraordinary as well as ordinary, and each and every installment thereof which shall or may during the term of this Lease be charged, levied, laid, assessed, imposed, become due and payable or become liens upon or for or with respect to the Land or any part thereof or the Building or the Premises, appurtenances or equipment owned by Landlord thereon or therein or any part thereof or on this Lease under or by virtue of all present or future Legal Requirements or a tax based on a percentage, fraction or capitalized value of the Rent (whether in lieu of or in addition to the taxes hereinbefore described).  Taxes shall not include inheritance, estate, excise, succession, transfer, gift, franchise, income, gross receipt, or profit taxes except to the extent such are in lieu of or in substitution for Taxes as now imposed on the Building, the Land, the Premises or this Lease.  If for any year Taxes have been reduced or abated, or are subsequently reduced or abated, because of vacancies in the Building, Taxes for such year shall be adjusted by Landlord to reasonably approximate the amount Taxes would have been had such vacancies not existed.

Tenant.  As defined in the preamble hereof.

Tenant’s Share.  Tenant’s Share shall be equal to the Rentable Area of the Premises divided by the Rentable Area of the Building.

Term Commencement Date.  The Term Commencement Date stated in Section 1.01.

Title Conditions.  All covenants, agreements, restrictions, easements and declarations of record on the date hereof so far as the same may be from time to time in force and applicable.

Total Taking.  (i) a Taking of: (a) the fee interest in all or substantially all of the Building or (b) such title to, easement in, over, under or such rights to occupy and use any part or parts of the Building to the exclusion of Landlord as shall have the effect, in the good faith judgment of the Landlord, of rendering the portion of the Building remaining after such Taking (even if restoration were made) unsuitable for the continued use and occupancy thereof for the Permitted Uses or (ii) a Taking of all or substantially all of the Premises or such title to or easement in, on or over the Premises to the exclusion of Tenant which in the good faith judgment of the Landlord prohibits access to the Premises or the exercise by Tenant of any rights under this Lease.

ARTICLE 2
Premises

2.01                        Premises.

Landlord hereby leases and lets to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, conditions, covenants and provisions hereof, the Premises subject to the Permitted Exceptions.  Landlord reserves the right to install within or without the Premises pipes, ducts, vents, flues, conduits, wires and appurtenant fixtures which service other parts of the Building; provided that such work shall be done in such a manner that it does not materially interfere with Tenant’s use of the Premises.

2.02                        Appurtenances.

Tenant, in common with others entitled thereto from time to time, may use the Common Areas for the purposes for which they were designed.

Landlord reserves the right, from time to time, to grant easements affecting the Land, to change or alter the boundaries of the Land and to alter, and grant to others the right to use, the entrances, parking areas and driveways on the Land, all for purposes of developing and using properties adjacent to the Land, so long as the same do not materially interfere with Tenant’s use of the Premises or the Common Areas or reduce the number or convenience of parking spaces available for Tenant.

2.03                        Reservations By Landlord.

Landlord reserves the right, exercisable at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability therefor or otherwise affecting Tenant’s obligations under this Lease, to make changes, alterations, additions, improvements, repairs or replacements to the Building and the Common Areas as long as such work does not materially interfere with Tenant’s business, including, without limitation, elimination of Common Areas and changing the size, arrangement and location of, and eliminating, entrances, lobbies, driveways, parking areas, doors, corridors, elevators, stairs and restrooms.

ARTICLE 3
Term

3.01                        Term Commencement.

The Lease Term shall commence on the Term Commencement Date.  Tenant shall be granted full access to the Premises on the Term Commencement Date.

3.02                        Termination.

The Lease Term shall end on the Lease Termination Date, subject to extension in accordance with Section 26.07 and termination in accordance with Section 26.08.

ARTICLE 4
Rent

4.01                        Basic Rent.

Tenant shall pay Landlord for the Premises, without offset or deduction and without previous demand therefor, the Basic Rent as annual rent for each Lease Year.  Commencing on the Basic Rent Commencement Date, Basic Rent shall be paid in equal monthly installments in advance on the first day of each calendar month during the Lease Term.  Basic Rent for partial months at the beginning or end of the Lease Term shall be pro rated.

4.02                        Computation of Basic Rent.

The Basic Rent for each Lease Year shall be as stated in Article 1.01 hereof.

Basic Rent shall be exclusive of (and in addition to) amounts due hereunder for Taxes and Operating Expenses.

ARTICLE 5
Use of Premises

5.01                        Use Restricted.

The Premises may be used for the Permitted Uses as stated in Article 1.01 hereof and for no other purpose.  No improvements may be made in or to the Premises except as otherwise provided in this Lease.

5.02                        Rules and Regulations.

Tenant shall comply with Rules and Regulations established from time to time by Landlord.  Landlord shall not be liable to Tenant for (a) the failure of other tenants to comply with such Rules and Regulations, (b) the failure of other tenants to comply with any term or provision of their respective leases or (c) any nuisance or wrongful, negligent, improper, offensive or unlawful act or omission of any such other tenant.  Landlord shall not enforce such rules and regulations other than in a non-discriminatory manner.

ARTICLE 6
Taxes; Operating Expenses;
Estimated Cost of Electrical Services

6.01                        Expenses and Taxes.

With respect to each Calendar Year of the Lease Term, Tenant shall pay Tenant’s Share of Operating Expenses and Taxes.  Amounts due under this Section 6.01 shall be due as provided in Section 6.03 hereof.

6.02                        Annual Statement of Additional Rent Due.

Landlord shall render to Tenant a statement, showing (i) for the Calendar Year so indicated (a) Taxes and (b) Operating Expenses and (ii) for the then current Calendar Year, an estimate for (a) Operating Expenses, (b) Taxes and (c) Tenant’s obligation under Section 6.01.

6.03                        Monthly Payments of Additional Rent.

Tenant shall pay to Landlord in advance for each calendar month of the Lease Term falling between receipt by Tenant of the statement described in Section 6.02 and receipt by Tenant of the next such statement, as Additional Rent, an amount equal to 1/12th of Tenant’s estimated obligation under Section 6.01 shown thereon.  The amount due under this Section 6.03 shall be paid with Tenant’s monthly payments of Basic Rent and shall be credited by Landlord to Tenant’s obligations under Section 6.01.  If the total amount paid hereunder exceeds the amount due under Section 6.01, such excess shall be credited to Tenant by Landlord against the monthly installments of Additional Rent next falling due or shall be refunded to Tenant upon the expiration or termination of this Lease ; provided, however, that if this Lease is terminated on account of an Event of Default, then Landlord may apply the excess payment against amounts owed by Tenant under Section 22.04.  If the total amount paid is less than the amount due under Section 6.01, Tenant shall pay to Landlord the balance within thirty (30) days after delivery by Landlord of such statement.

6.04                        Accounting Periods.

Landlord shall have the right from time to time to change the periods of accounting hereunder to any other annual period than a Calendar Year, and upon any such change, all items referred to in this Article 6 shall be appropriately apportioned.  In all statements rendered under Section 6.02, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a statement shall be included therein on the basis of Landlord’s estimate and with respect thereof Landlord shall render to Tenant promptly after determination a supplemental statement and an appropriate adjustment shall be made according thereto.

6.05                        Abatement of Taxes.

Landlord may at any time and from time to time make application to the appropriate Governmental Authority for an abatement of Taxes.  If (i) such an application is successful and (ii) Tenant has made any payment in respect of Taxes pursuant to this Article 6 for the period with respect to which the abatement was granted, Landlord shall (a) deduct from the amount of the abatement all reasonable expenses incurred by it in connection with the application, (b) recompute Tenant’s obligation with respect to Taxes under Section 6.01 and refund any overpayment to Tenant and (c) retain the balance, if any.

If at least twenty (20) days prior to the last day for filing an application for abatement of Taxes for any tax year, Tenant shall give notice to Landlord that it desires to file an application for abatement of such Taxes or to otherwise contest the assessed valuation of the Premises for such tax year, and if within five (5) days after the receipt of such notice Landlord does not give notice back to Tenant that

Landlord shall itself file such application or commence such contest, then Tenant shall have the right either in its own name or in the name of Landlord but at its own cost and expense to file such application or commence such contest.  If within five (5) days after receipt by Landlord of such notice from Tenant, Landlord shall give Tenant notice that Landlord shall itself file such application or commence such contest, then Landlord shall do so prior to the expiration of the time for the filing of the same at its own cost and expense.  If Landlord shall not give such notice, then Tenant shall file the same or commence such contest prior to the expiration of the time for filing or commencing the same at its own cost and expense.  In any event, if any abatement by whomever prosecuted shall be obtained, the cost and expense of obtaining the same shall be the first charge upon such abatement and shall be reimbursed to the party expending the same from the proceeds thereof, prior to any other distribution.  If Tenant shall file an application for abatement or commence such contest pursuant to the provisions of this paragraph, Tenant shall prosecute the same to final determination with reasonable diligence and shall not, without Landlord’s consent (which shall not be unreasonably withheld), settle, compromise or discontinue the same except that Tenant may discontinue the prosecution of the same at any time after giving Landlord notice thereof and a reasonable opportunity to assume prosecution of the same.  If Landlord shall file an application for abatement or commence such contest, Landlord shall prosecute the same to final determination with reasonable diligence and shall not without Tenant’s consent (which shall not be unreasonably withheld), settle, compromise, or discontinue the same except that Landlord may discontinue the prosecution of the same at any time after giving Tenant notice thereof and a reasonable opportunity to assume prosecution of the same.  If either party shall file an application for an abatement or commence such contest, the other will cooperate and furnish any pertinent information in its files reasonably required by the prosecuting party.  In every case, any abatement, refund, rebate or credit received shall be paid first to the party which prosecuted such abatement in the amount of the costs and expenses expended by it in such connection, and the balance to each party in the proportion that it paid the tax or assessment being abated, refunded, rebated or credited.  Landlord shall pay any sums due to Tenant from any abatement after receipt of the same even if this Lease shall have expired.  Tenant shall timely pay all sums payable under this Lease in respect of taxes and assessments notwithstanding the pendency of an abatement proceeding or any such contest, unless and to the extent legally permitted to do otherwise.

6.06                        Electric and Gas Service.

Commencing on the Term Commencement Date and for the entirety of the Lease Term, Tenant shall arrange to obtain electricity and gas for the Premises at Tenant’s expense from such source or sources as Landlord shall designate as the source or sources therefor for the Building from time to time.  Tenant shall pay or cause to be paid when due all charges for gas and electricity used in or upon the Premises during the term of this Lease which shall be separately metered for such utilities consumed in or from the Premises. Subject only to Landlord’s obligations under Exhibit C, Landlord shall have no obligation with respect to electricity and gas for the Premises.

6.07                        Late Payment of Rent and Late Charges.

Tenant’s failure to pay Rent, Additional Rent, or any other payments due under this Lease when due under this Lease may cause Landlord to incur unanticipated costs.  The exact amount of such costs are impractical or extremely difficult to ascertain.  Such costs may include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by any ground lease, mortgage, or deed of trust encumbering the Land or Building.

Therefore, if Landlord does not receive the Rent, Additional Rent, or any other payments due under this Lease in full within five (5) days after the due date, Tenant shall pay Landlord a late charge, which shall constitute liquidated damages, equal to five percent (5%) of each unpaid portion (“Late Charge”), which shall be paid to Landlord together with such Rent, Additional Rent, or other Lease costs then in arrears.  Notwithstanding anything to the contrary contained herein, so long as Tenant has not been in default in the payment of Rent, Additional Rent and other Lease costs more than once in any twelve (12) consecutive month period, no such Late Charge shall accrue.

The parties agree that such Late Charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of such late payment.

For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay both a Late Charge (if applicable) and a returned check charge (“Returned Check Charge”) of an amount equal to that charged by Landlord’s bank at the time.

All Late Charges and any Returned Check Charge shall then become Additional Rent and shall be due and payable immediately along with such other Rent, Additional Rent, or other Lease costs then in arrears.

Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order:  (i) to any unpaid Additional Rent, including, without limitation, Late Charges, Returned Check Charges, legal fees and/or court costs legally chargeable to Tenant, Operating Expenses and Taxes; and then (ii) to unpaid Basic Rent.

Nothing herein contained shall be construed so as to compel Landlord to accept any payment of Rent, Additional Rent, or other Lease costs in arrears or Late Charge or Returned Check Charge should Landlord elect to apply its rights and remedies available under this Lease or at law or in equity in the case of an Event of Default hereunder by Tenant.  Landlord’s acceptance of Rent, Additional Rent, or other Lease costs in arrears or Late Charge or Returned Check Charge pursuant to this clause shall not constitute a waiver of Landlord’s rights and remedies available under this Lease at law or in equity.

6.08                        Tenant Audit Right.

Tenant shall have the right, on reasonable notice to Landlord and at reasonable times, to inspect and review Landlord’s books and records with respect to Operating Expenses, provided that Tenant shall conduct such inspection and review for any year no later than six (6) months after delivery of the statement of Operating Expenses for such year and provided that Tenant shall timely pay all sums due with respect to Operating Expenses notwithstanding that it shall elect to perform such an inspection and review.  Such payment may be made without prejudice to Tenant’s rights under this paragraph.  If it shall be determined that Tenant shall have overpaid any sums on account of Operating Expenses, Landlord shall promptly refund the same.  If the audit discloses any overpayment on the part of Tenant, then Tenant shall be entitled to a credit on the next succeeding installment of rent for an amount equal to the overcharge plus interest on the amount of such overcharge from the date on which

Tenant received the statement of Operating Expenses until the date Tenant completes the audit at a rate of 18% per annum, and such credit shall be extended to succeeding installments of rent in the event such overcharge exceeds the amount of the next succeeding such installment and, in the event the term of this Lease has expired or been earlier terminated, then Tenant shall be entitled to a refund of such excess from Landlord within thirty (30) days after completion of the audit.  In addition, in the event such audit by Tenant discloses such an overcharge in excess of the ten percent (10%) of the amount payable in accordance with Article 6 of this Lease, then Landlord shall pay to Tenant the reasonable costs and expenses of such audit, such costs not to exceed thirty-three percent (33%) of the total amount of the overcharge.

ARTICLE 7
Improvements, Repairs, Additions, Replacements

7.01                        Preparation of the Premises.

The Term Commencement Date shall be the date of this Lease.  Tenant shall accept the Premises in its “as is” condition, and Landlord shall have no obligation to perform any work or construction to prepare the Premises for Tenant, except that Landlord shall deliver the Premises to Tenant (i) broom clean, (ii) free of all occupants, and (iii) in the condition required under this Lease. Landlord has completed the Predelivery Landlord’s Work described on Exhibit C.

7.02                        Alterations and Improvements.

Tenant may make (a) cosmetic alterations or improvements (i.e., painting, carpeting, flooring, etc) regardless of cost; (b) any other non-structural alterations, additions or improvements having a cost, when aggregated with all work performed at substantially the same time, of $100,000.00 or less, without Landlord’s prior consent and Tenant may make non-structural alterations, additions or improvements having a cost, when aggregated with all work performed at substantially the same time, in excess of $100,000.00, with Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, and then only in accordance with plans and specifications therefor first approved by Landlord (the “Tenant Improvements Plans”), such approval not to be unreasonably withheld.

Landlord shall review Tenant’s proposed Tenant Improvements Plans and shall notify Tenant in writing within fifteen (15) business days after Landlord’s receipt of same as to whether Landlord approves the Tenant Improvements Plans (which approval shall not be unreasonably withheld, conditioned or delayed).  If Landlord fails to respond to Tenant’s request for review and approval of Tenant’s proposed Tenant Improvements Plans within fifteen (15) business days after receipt of Tenant’s request, Tenant must send a second notice to Landlord, which such second notice must state that it is the second notice to Landlord in connection with Tenant’s request for approval of the Tenant Improvement Plans and that Landlord’s failure to respond to such second notice within five (5) days after receipt thereof shall be deemed Landlord’s approval of the Tenant Improvement Plans.  If Landlord fails to respond to Tenant’s second notice within such five (5) day period, the Tenant Improvement Plans shall be deemed approved by Landlord.

If Landlord does not approve the Tenant Improvements Plans, such written notice from Landlord to Tenant shall provide Landlord’s specific and detailed comments and suggestions which, if incorporated into the Tenant Improvements Plans, would render the Tenant Improvements Plans acceptable to Landlord.  Landlord and Tenant shall cooperate with one another in good faith to reach agreement regarding the Tenant Improvements Plans as soon as practicable.  In the event Landlord and Tenant are unable, after complying with the foregoing terms and provisions in this Section 7.02, to reach agreement regarding the Tenant Improvements Plans within ten (10) business days after the date on which Landlord delivers to Tenant Landlord’s specific and detailed comments and suggestions relating to the Tenant Improvements Plans pursuant to this Section 7.02, then until such time as Landlord and Tenant succeed in reaching agreement relative to the Tenant Improvements Plans, either Landlord or Tenant shall be entitled to submit the issue(s) in dispute to expedited arbitration in accordance with the terms and provisions of Section 26.21 of the Lease.  Landlord hereby approves the plans shown on Exhibit K, attached hereto, and agrees that it will approve the Tenant Improvement Plans as long as such plans are consistent with the attached plans.  Without limitation, Landlord may withhold approval of any alterations or additions which would (a) require unusual expense to readapt the Premises to normal office, research and development, warehousing, and distribution uses upon termination of this Lease or (b) increase the cost of insurance; provided, however, that Landlord shall not be entitled to withhold Landlord’s approval of such alterations or additions for the reasons described in clauses (a) or (b) if Tenant agrees to reimburse Landlord for such unusual expenses or the amount of the increase in the cost of insurance, if any, associated with Tenant’s alterations or additions.

Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant, at Tenant’s sole cost, shall have the option to install its own security system in the Building.

All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Premises or interfere with Building operation and, except for installation of furnishings, shall be performed by general contractors and subcontractors first approved by Landlord, such approval not to be unreasonably withheld.  Landlord hereby approves as a general contractor Builders Systems Inc., 135 Southbridge Street, Box 635, Auburn, MA 01501 (508-798-8797.  Except for work done by or through Landlord, Tenant before its work is started shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry workers’ compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and commercial general liability insurance with such limits as Landlord may reasonably require, but in no event less than $1,000,000.00 and property damage insurance with limits of not less than $1,000,000.00 and have deductibles of no more than $5,000.00 (all such insurance to be written by companies approved by Landlord and insuring Tenant and Landlord and its managing agent and its mortgagees, as well as the contractors), and to deliver to Landlord certificates of all such insurance.  Tenant agrees to pay promptly when due the entire cost of any work done in the Premises by Tenant, its agents, employees or independent contractors, and not to cause or permit any liens therewith to attach to the Premises and immediately to discharge any such liens which may so attach.  All construction work done by Tenant, its agents, employees or independent contractors shall be done in a good and workmanlike manner and in compliance with all Legal Requirements and Insurance Requirements.

Promptly after completion of any work, whether or not Landlord’s consent was required, Tenant shall furnish as built plans therefor to Landlord.

At or prior to expiration of the Term, Tenant shall remove (a) all alterations and improvements designated for removal by Landlord at the time it approves the same and (b) all alterations and improvements not approved by Landlord (including alterations and improvements for which Landlord’s approval was not required) or to which Landlord has objected but have been permitted under Section 26.21 which Landlord shall designate for removal by notice prior to expiration of the Term.  Removal shall include restoration of all affected areas to the condition prior to such alterations and improvements.

7.03                        Maintenance By Tenant.

Except for Landlord’s obligations under Section 8.01, Tenant shall, at all times during the Lease Term, and at its own cost and expense, (a) keep and maintain the Premises in good repair and condition (reasonable wear and tear and damage by fire or casualty only excepted) and (b) use all reasonable precautions to prevent waste, damage or injury thereto.

7.04                        Redelivery.

On the Lease Termination Date, without limiting its other obligations under this Lease, Tenant shall surrender all keys to the Premises, remove all of its trade fixtures, equipment and personal property in the Premises and all of Tenant’s signs and quit and surrender the Premises free and clear of all tenants and occupants and liens and encumbrances arising through Tenant.  Tenant shall, subject to the provisions of Articles 17 and 18 hereof, surrender the Premises to Landlord broom clean and in good condition and repair (reasonable wear and tear and damage by fire or casualty only excepted) with all damage occasioned by Tenant’s removal of Tenant’s trade fixtures, equipment or equipment repaired at Tenant’s cost to Landlord’s reasonable satisfaction.  Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as it shall determine.  Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements.

ARTICLE 8
Landlord’s Obligations

8.01                        Maintenance By Landlord.

Subject to Sections 17 and 18, Landlord shall maintain the exterior walls (exclusive of the glass and doors and exclusive of the interior surface of the exterior walls, all of which Tenant shall maintain and repair), roof, foundation, and structural supports of the Building.  Landlord shall also maintain the Common Areas, plumbing, electrical and mechanical systems (exclusive of the chiller referred to in Exhibit C and inclusive of the HVAC Equipment unless Tenant elects to maintain such HVAC Equipment itself and notifies Landlord of the same).

8.02                        Limitations on Landlord’s Liability.

Landlord shall not be liable in damages, and shall not be in default hereunder, for any failure or delay in complying with any of its obligations hereunder when such failure or delay is occasioned by Force Majeure or by the act or Default of Tenant.  No such failure or delay shall be held or pleaded as eviction or disturbance in any manner whatsoever of Tenant’s possession or give Tenant any right to terminate this Lease or give rise to any claim for set off or any abatement or Rent or of any of Tenant’s obligations under this Lease except as set forth in Section 8.03.

8.03                        Tenant’s Right to Self Help.

If Landlord shall default in the performance of any of its obligations under this Lease, and if Landlord shall not cure such default within a thirty (30) day period after notice from Tenant specifying the default (or, if such default cannot by its nature be cured within such thirty (30) day period and Landlord shall not within such period commence to cure such default and thereafter prosecute the curing of such default to completion with due diligence), Tenant may, at its option (but shall not be obligated to), at any time after ten (10) days after giving to Landlord a further notice of default specifically referring to this Section 8.03, cure such default for the account of Landlord; provided, however, that in cases of emergencies that pose an immediate material threat to person, property, or Tenant’s business operation, Tenant may, at its option (but shall not be obligated to), cure such default for the account of Landlord immediately after giving Landlord telephone, facsimile, or electronic notice of Tenant’s intent to exercise of its right to self-help hereunder.  Any reasonable amount paid or any reasonable contractual liability incurred by Tenant in exercising its right to self-help hereunder shall be deemed paid or incurred for the account of Landlord, and, if Landlord shall not reimburse Tenant within thirty (30) days after demand for any amount paid for the account of Landlord hereunder, Tenant shall have the right to deduct any amount (with interest on such amount at ten percent (10%) per annum) still owing from future payments of Basic Rent hereunder but such deduction shall not exceed fifteen percent (15%) of the Basic Rent payable for any month (or such higher amount as shall be required for Tenant to recoup such amount ratably over the remainder of the Lease Term).

ARTICLE 9
Tenant’s Particular Covenants

9.01                        Pay Rent.

Tenant shall pay when due all Rent and Additional Rent, including, without limitation, all charges for utility services rendered to the Premises.

9.02                        Occupancy of the Premises.

Tenant shall occupy the Premises continuously from the Term Commencement Date for the Permitted Uses only.  Tenant shall not (i) injure or deface the Premises or the Building, (ii) install any exterior sign except as set forth in Section 26.06, (iii) permit in the Premises any flammable fluids or chemicals not reasonably related to the Permitted Uses, or (iv) permit any nuisance or any use thereof which is improper, offensive, contrary to any Legal Requirement or Insurance Requirement or liable to render necessary any alteration or addition to the Building.

Tenant shall not permit any noise, vibration or odor to emit from the Premises which in Landlord’s sole discretion is offensive or inappropriate for a building comparable to the Building.

9.03                        Safety.

Tenant shall keep the Premises equipped with all safety appliances required by Legal Requirements or Insurance Requirements because of any use made by Tenant.  Tenant shall procure all Authorizations so required because of such use and, if requested by Landlord, shall do any work so required because of such use, it being understood that the foregoing provision shall not be construed to broaden in any way the Permitted Uses.  Notwithstanding anything to the contrary contained in this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) structural repairs or modifications; or (b) repairs or modifications to the utility or building service equipment; or (c) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall arise from (i) Tenant’s particular use of the Premises, or (ii)  the negligence or default of Tenant or any agent, employee, or contractor of Tenant, or (iii) any work performed by Tenant.

9.04                        Equipment.

Tenant shall not place a load upon the floor of the Premises exceeding the live load for which the floor has been designed and shall not move any safe or other heavy equipment in, about or out of the Premises except in such a manner and at such a time as Landlord shall in each instance authorize.

9.05                        Electrical Requirements

Tenant’s use of electrical energy in the Premises shall not exceed the capacity of the Premises electrical systems.

9.06                        Pay Taxes.

Tenant shall pay promptly when due all Taxes upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomsoever assessed.

ARTICLE 10
Requirements of Public Authority

10.01                 Legal Requirements.

Tenant shall, at its own cost and expense, promptly observe and comply with all Legal Requirements.  Notwithstanding anything to the contrary contained in this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) structural repairs or modifications; or (b) repairs or modifications to the utility or building service equipment; or (c) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall arise from (i) Tenant’s particular use of the Premises, or (ii)  the negligence or default of Tenant or any agent, employee, or contractor of Tenant, or (iii) any work performed by Tenant.  Tenant shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the covenants of this Article 10. The Landlord shall not be responsible or liable for any loss or interruption of Tenant’s business, or any costs of compliance, caused by the enforcement of any Legal Requirements which are related to Tenant’s use of the Premises or the Common Areas.

Tenant shall not dump, flush, or in any way introduce any Hazardous Substances or any other toxic substances into the septic, sewage or other waste disposal system or generate, store or dispose of Hazardous Substances in or on the Premises or the Land, or dispose of Hazardous Substances from the Premises or the Land to any other location without the prior consent of Landlord, which consent shall not be unreasonably withheld, and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.§6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c.21C., as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c.21E, as amended, and all other applicable codes, regulations, ordinances and laws.  Tenant shall notify Landlord of any incident which would require the filing of a notice under M.G.L. c.21E and shall comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or the Land.  “Hazardous Substances” as used in this Section shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 and regulations adopted pursuant to such Act.

Landlord may, if it so elects, make any of the repairs, alterations, additions or replacements which otherwise would be Tenant’s responsibility under this Section which affect the Building structure or the Building systems, and Tenant shall reimburse Landlord for the cost thereof within twenty (20) days of Landlord’s invoice therefor.

Tenant will provide Landlord, from time to time upon Landlord’s request, with all non-proprietary records and information regarding any Hazardous Substance maintained on the Premises by Tenant, but in any event shall provide a list identifying all Hazardous Substances maintained on the Premises by Tenant.

Landlord shall have the right to make such inspections as Landlord shall reasonably elect from time to time to determine if Tenant is complying with this Section or with Tenant’s obligations elsewhere under this Lease, which inspections shall be at Tenant’s expense if any such inspection shall show that Tenant has not complied with its obligations herein.

10.02                 Contests.

Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Tenant or Landlord (if legally required), or both (if legally required), without cost, expense, liability or damage to Landlord, the validity or application of any Legal

Requirement, and, if compliance with any of the terms of any such Legal Requirement may legally be delayed pending the prosecution of any such proceeding, Tenant may delay such compliance therewith until the final determination of such proceeding.

ARTICLE 11
Covenant Against Liens

11.01                 Mechanics’ Liens.

Landlord’s right, title and interest in the Premises shall not be subject to or liable for liens of mechanics or materialmen for work done on behalf of Tenant in connection with improvements to the Premises.  Notwithstanding such restriction, if because of any act or omission of Tenant, any mechanics’ lien or other lien, charge or order for payment of money shall be filed against any portion of the Premises, Tenant shall, at its own cost and expense, cause the same to be discharged of record within fifteen (15) days after the filing thereof.

11.02                 Right to Discharge.

Without otherwise limiting any other remedy of Landlord for default hereunder, if Tenant shall fail to cause such liens to be discharged of record within the aforesaid fifteen (15) day period, then Landlord shall have the right to cause the same to be discharged.  All amounts paid by Landlord to cause such liens to be discharged shall constitute Additional Rent.

ARTICLE 12
Access to Premises

12.01                 Access.

Landlord covenants and agrees, except in emergency situations, that Tenant shall have access to and the right to use the Premises at all times, twenty-four (24) hours per day and three hundred sixty-five (365) days per year during the Term.  Landlord and Landlord’s agents and designees shall have the right, but not the obligation, to enter upon the Premises during ordinary business hours upon twenty-four hours prior notice to Tenant from Landlord, to perform its obligations hereunder, to examine same and to exhibit the Premises to prospective purchasers, mortgagees,  tenants or other persons or agents as Landlord shall designate from time to time, except that no prior notice shall be required in an emergency.  Tenant or Tenant’s representatives shall have the right to accompany Landlord at all times during the periods Landlord accesses the Premises pursuant to this Section.  Landlord shall keep confidential any confidential or proprietary information of which Landlord becomes aware during any such period of access.

ARTICLE 13
Assignment and Subletting: Occupancy Arrangements

13.01                 Subletting and Assignment.

Tenant shall not enter into any Occupancy Arrangement, either voluntarily or by operation of law without the prior consent of Landlord, which consent will not be unreasonably withheld.  Without limiting the generality of the foregoing, in no event shall Tenant enter into negotiations to sublet all or any part of the Premises or to assign this Lease, offer to so sublet or assign or so sublet or assign to any tenant or occupant of the Building or to any party with whom Landlord is then negotiating with respect to space in the Building.

If Tenant intends to enter into an Occupancy Arrangement, Tenant shall so notify Landlord in writing, stating the name of (and providing a financial statement with respect to) the Person with whom Tenant intends to enter into such Arrangement, the material terms of the Occupancy Arrangement and a precise description of the portion of the Premises intended to be subject thereto.  Within twenty-one (21) days of receipt of such writing, Landlord shall either (i) consent to such Occupancy Arrangement, such consent not to be unreasonably withheld, or (ii) deny consent to such Occupancy Arrangement.  Landlord’s failure to respond within such twenty-one (21) day period shall be deemed consent to the Occupancy Arrangement.  If Tenant proposes to assign this Lease or sublet more than fifty percent (50%) of the Premises for substantially the remainder of the Term, other than in a transaction under which Landlord’s consent is not required, Landlord may elect to terminate this Lease in the case of an assignment or, in case of a sublease, terminate this Lease with respect to the portion of the Premises intended to be subject thereto, such election to be made by notice within such twenty-one (21) day period, such termination to be effective as of the date such assignment or sublease would have commenced.  If Landlord so terminates this Lease in whole or in part, all Rent shall be adjusted as of the day the Premises (or portion thereof) are redelivered to Landlord.  Any portion of the Premises so redelivered shall be in its then as-is condition.  If Landlord elects to terminate this Lease in whole or in part pursuant to the foregoing, Landlord shall be responsible, at its sole cost and expense, for constructing and installing any demising walls necessary to demise the recaptured portion of the Premises from the portion of the Premises retained by Tenant.

If the Landlord consents to an Occupancy Arrangement, Tenant shall (i) enter into such Occupancy Arrangement on the terms described to Landlord within thirty (30) days of Landlord’s consent or comply again with the terms of this Section and (ii) remain liable for the payment and performance of the terms and covenants of this Lease.  If Tenant enters into such an Occupancy Arrangement, Tenant shall pay to Landlord when received fifty percent (50%) of the excess, if any, of amounts received in respect of such Occupancy Arrangement over the Rent.  For the purpose of the preceding sentence, amounts received by Tenant in respect of such Occupancy Arrangement shall be deemed to include (a) any costs assumed or paid by the subtenant or assignee thereunder (such as brokerage commissions, tenant improvements and other expenses) which are normally are paid by landlords or sub-landlords in comparable transactions and (b) any sums paid for the sale, rental or use of any of Tenant’s personal property (in case of a sale only, reduced by Tenant’s depreciated basis thereof for federal income tax purposes).  In calculating any excess rent payable by Tenant to Landlord pursuant to this provision, Tenant shall first be entitled to deduct brokerage commissions and/or legal fees paid by Tenant in connection with the assignment or sublease and any costs incurred by Tenant to prepare the Premises of occupancy by such subtenant or assignee.

Landlord’s consent shall not be required with respect to (i) any transfers of direct or indirect ownership interests in Tenant or its Affiliates in the public markets, (ii) any assignment or subletting to a parent, subsidiary or other Affiliate, (iii) any assignment or subletting in connection with a sale of substantially all the assets of Tenant or a merger, consolidation, reorganization or other corporate transaction provided that in the case of transactions described in clause (iii), the successor entity has at least the same tangible net worth as Tenant immediately prior to such transaction, provided, however, that if the successor to Tenant does not have a tangible net worth computed in accordance with generally accepted accounting principles at least equal to the lesser of Tenant’s tangible net worth as of the date hereof or immediately prior to such transaction, Tenant shall either (a) obtain Landlord’s prior written consent to such transaction, as provided above, or (b) increase the Security Deposit under Section 24.01 by an amount equal to the sum of three (3) months’ Basic Rent then in effect under the Term (iv) any collateral assignment as security in connection with a financing transaction, or (v) any assignment or subletting to a joint venture party or other party with whom Tenant or any of its Affiliates have a contractual or other business relationship.  Landlord’s consent shall be required for any other assignment or subletting but shall not be unreasonably withheld, conditioned or delayed.  Moreover, Landlord’s consent shall be deemed granted to the extent Landlord fails to respond to any request for consent, sent in accordance with Section 25.02, within thirty (30) business days following delivery of the request and applicable information relating to the assignment or subletting.

ARTICLE 14
Indemnity

14.01                 Tenant’s Indemnity.

To the fullest extent permitted by law, Tenant shall indemnify and save harmless Landlord from and against any and all liability, damage, penalties or judgments and from and against any claims, actions, proceedings and expenses and costs in connection therewith, including reasonable counsel fees, arising from (a) an Event of Default, (b) injury to person or property sustained by anyone in and about the Premises, or (c) from injury to person or property occurring outside the Premises but within the Building or on the Land, to the extent such injury results, or is claimed to have resulted, from any negligent act or omission, or negligence on the part of Tenant, or Tenant’s contractors, licensees, agents, servants, employees, or customers, or anyone claiming by or through Tenant, except to the extent that such claims, actions, proceedings and expenses and costs are caused solely by the negligent acts or omissions of Landlord.  Tenant shall, at its own cost and expense, defend any and all suits or actions (just or unjust) in which Landlord may be impleaded with others upon any such above mentioned matter, claim or claims, except as may result from the acts as set forth in Section 14.02.  All merchandise, furniture, fixtures and property of every kind, nature and description of Tenant or Tenant’s employees, agents, contractors, invitees, visitors, or guests which may be in or upon the Premises or the Building during the Lease Term shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be damaged, destroyed, stolen or removed by reason of any cause or reason whatsoever, other than the negligence or willful misconduct of Landlord, no part of said damage or loss shall be charged to or borne by Landlord.

14.02                 Landlord’s Liability.

To the fullest extent permitted by law, Landlord shall indemnify and save harmless Tenant from and against any and all liability, damage, penalties or judgments and from and against any claims, actions, proceedings and expenses and costs in connection therewith, including reasonable counsel fees, arising from (a) a default by Landlord which has not been cured within the applicable grace period or (b) injury to person or property sustained by anyone in and about the Building, or the Premises, or the Land to the extent such injury results, or is claimed to have resulted, from any negligent act or omission, or negligence on the part of Landlord, or Landlord’s contractors,  agents, or employees, except to the extent that such claims, actions, proceedings and expenses and costs are caused solely by the negligent acts or omissions of Tenant.  Landlord shall, at its own cost and expense, defend any and all suits or actions (just or unjust) in which Tenant may be impleaded with others upon any such above mentioned matter, claim or claims, except as may result from the acts as set forth in Section 14.01.

ARTICLE 15
Insurance

15.01                 Liability Insurance.

Tenant, at its expense, shall maintain in force during the Lease Term commercial general liability insurance in a good and solvent insurance company or companies licensed to do business in the Commonwealth of Massachusetts selected by Tenant and reasonably satisfactory to Landlord in an amount reasonably required by Landlord from time to time but in any event not less than Five Million Dollars ($5,000,000.00) per occurrence with respect to bodily injury or property damage and Five Million Dollars ($5,000,000.00)  in the aggregate (which such insurance limits may be satisfied through a combination of primary and umbrella coverage).  Such policy or policies shall include Landlord and Landlord’s managing agent and mortgagees as additional insureds.

Tenant shall also maintain in force during the Lease Term worker’s compensation insurance with statutory limits covering all of Tenant’s employees working at the Premises.

15.02                 Casualty Insurance.

Unless Landlord shall elect to insure the same, Tenant shall cause all alterations and improvements to the Premises made by Tenant (“Tenant Improvements”) after the Basic Rent Commencement Date to be insured for the benefit of Landlord and Tenant, as their respective interests may appear, against loss or damage under all risk coverage satisfactory to Landlord in an amount equal to the replacement value thereof.

15.03                 Certificates.

Tenant shall deliver certificates of the insurance required under Sections 15.01 and 15.02 to Landlord as of the date hereof and thereafter promptly upon renewal of any such policy.  Any policy of insurance required hereunder shall not be cancelable without thirty (30) days’ written notice to Landlord.

15.04                 Landlord Insurance.

Landlord shall maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term, a policy of insurance upon the Building (inclusive of Tenant Improvements installed prior to the Basic Rent Commencement Date, but exclusive of Tenant Improvements installed thereafter)  insuring against all risks of physical loss or damage under an All Risk coverage endorsement in an amount at least equal to the full replacement value of the property insured, with an Agreed Amount endorsement to satisfy co-insurance requirements, as well as insurance against breakdown of boilers and other Building machinery as customarily insured against.  Landlord shall supply to Tenant from time to time upon request of Tenant certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent.  All policies of insurance maintained by Landlord shall contain the same waiver of subrogation provisions for the benefit of Tenant as Tenant is required to obtain in its insurance policies for the benefit of Landlord.

ARTICLE 16
Waiver of Subrogation

16.01                 Waiver of Subrogation.

All property insurance policies carried by either party covering the Premises, including but not limited to contents, shall expressly waive any right on the part of the insurer to make any claim against the other party.  The parties hereto agree that their policies will include such waiver clause or endorsement.

16.02                 Waiver of Rights.

Each of Landlord and Tenant, on behalf of itself and its insurers, hereby waives all claims, causes of action and rights of recovery against the other and the other’s respective partners, agents, officers and employees, for any damage to or destruction of property or business which shall occur on or about the Building or Land and shall result from any of the perils insured under any and all policies of insurance maintained, or required to be maintained, by the waiving party, regardless of cause, including the negligence and intentional wrongdoing of either party and their respective agents, officers and employees but only to the extent of recovery (or the estimated extent of recovery had the required insurance been maintained), if any, under such policy or policies of insurance; provided however, that this waiver shall be ineffective in the event any such insurer would be relieved from the obligation to make payment pursuant to a policy of insurance by reason of this waiver.

ARTICLE 17
Damage or Destruction

17.01                 Damage by Fire, Casualty, Eminent Domain.

In case of damage to the Premises by fire or casualty or action of public authority in consequence thereof, Landlord shall restore the Premises (inclusive of Tenant Improvements installed prior to the Basic Rent Commencement Date) to the same condition it was in prior to the damage, including any alterations or improvements made by parties other than Landlord (but subject to the last sentence of this paragraph hereof), provided, however, that in no event shall Landlord be required to expend in the repair of the Premises and any other portions of the Building sustaining such damage more than the proceeds of such insurance made available to it by its mortgagee.  The work shall be commenced within thirty (30) days after receipt of the insurance proceeds and completed with due diligence except for delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, or causes beyond Landlord’s reasonable control, and Landlord shall be entitled to receive and retain the proceeds of all insurance against the damage.  If insurance is not carried against the damage, or if the available insurance proceeds, in Landlord’s sole judgment, would be insufficient to cover the cost of repair to the Premises (inclusive of Tenant Improvements installed prior to the Basic Rent Commencement Date), Landlord shall either restore the Premises (inclusive of Tenant Improvements installed prior to the Basic Rent Commencement Date) to the same condition it was in prior to the damage or taking, including any alterations or improvements made by parties other than Landlord, or terminate this Lease by giving Tenant, within sixty (60) days after the damage, at least fifteen (15) days prior notice specifying the termination date.  Landlord acknowledges that Tenant may request that the Premises be restored pursuant to this Section 17.01 to a different, but better, condition than the prior condition of the Premises; provided, however, that if the cost of restoring the Premises to a different condition exceeds the cost of restoring the Premises to its existing condition, then Tenant shall pay the difference in such costs to the extent not covered by insurance proceeds to Landlord prior to commencement of restoration.

In the event that the Building is damaged or destroyed to the extent that Landlord shall reasonably determine that the same cannot, with reasonable diligence, be fully repaired or restored by Landlord within a period of nine (9) months after the date of receipt of insurance proceeds, Landlord and Tenant each shall have the option to terminate this Lease.  Landlord shall notify Tenant in writing within thirty (30) days after the date of such damage or destruction of its determination whether or not the Building can be fully repaired or restored within such nine (9) month period (“Determination Notice”).  In the event Landlord determines that restoration cannot be effected within such nine (9) month period, Landlord or Tenant each shall have the option to terminate this Lease by giving notice to the other party of such termination within seven (7) days after the date of the Determination Notice, which notice shall specify a termination date not less than forty-five (45) days nor more than sixty (60) days following the date of the notice (“Termination Notice”).  Failure to send the Termination Notice in a timely manner shall be conclusively presumed to be a waiver of such option to terminate.  If Landlord determines that the Building can be fully repaired or restored within such nine (9) month period, or if it is determined that such repair or restoration cannot be made within such period but neither Landlord or Tenant elects to terminate, this Lease shall remain in full force and effect.

If the Premises are materially damaged by fire or other casualty during the last twenty-four (24) months of the Term and Tenant has not exercised its Term extension rights under this Lease and the estimated restoration period exceeds the lesser of (i) ninety (90) days or (ii) twenty-five percent (25%) of the remaining Term, then either Landlord or Tenant shall have the right, exercisable by notice delivered within thirty (30) days after the date of such fire or other casualty,  to terminate this Lease, effective as of the date of delivery of such notice.

In case the Premises are rendered untenantable by fire or other casualty or action of public authority in consequence thereof, and this Lease is not terminated as herein provided, a just proportion of the Rent and real estate taxes, according to the nature of the injury, shall be abated until the repair is completed.

17.02                 Restoration.

Landlord may, but shall not be required to, repair or restore any Tenant Improvements made after the Basic Rent Commencement Date, but if Tenant requests that Landlord do so and Landlord agrees to do so, Tenant shall make the insurance proceeds applicable thereto available to Landlord, and if the insurance proceeds will be insufficient to pay the cost thereof, Tenant shall pay the amount of insufficiency to Landlord prior to commencement of restoration of such Tenant Improvements by Landlord.  If Landlord agrees to restore any Tenant Improvements made after the Basic Rent Commencement Date, the nine (9) month period described in Section 17.01 shall be increased to take into account the additional time required to restore such Tenant Improvements, such additional time not to exceed three (3) months.  Landlord shall not be required to rebuild, repair, or replace any part of Tenant’s furniture, furnishings or fixtures or equipment. Landlord shall use diligent efforts to minimize impact on Tenant during restoration, but shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof unless Landlord fails to exercise such diligent efforts.

ARTICLE 18
Eminent Domain

18.01                 Total Taking.

If the Premises or the Building should be the subject of a Total Taking, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

18.02                 Partial Taking.

If there shall occur a Partial Taking, Rent shall be abated by an amount representing that part of the Rent properly allocable to the portion of the Premises so taken and Landlord shall, at Landlord’s sole expense, restore and reconstruct the Building (to the extent of the net proceeds made available to Landlord) and the Premises to substantially their former condition to the extent that the same, in Landlord’s judgment, may be feasible.  The Landlord shall have no liability for interruption of Tenant’s business.

18.03                 Awards and Proceeds.

All Proceeds payable in respect of a Taking shall be the property of Landlord.  Tenant hereby assigns to Landlord all rights of Tenant in or to such Proceeds, provided that Tenant shall be entitled to separately petition the condemning authority for any separate award for its moving expenses and trade fixtures but only if such a separate award will not diminish the amount of Proceeds payable to Landlord.

ARTICLE 19

Quiet Enjoyment; Mortgagee’s Rights

19.01                 Landlord’s Covenant.

Provided that an Event of Default has not occurred and is not then continuing, Tenant shall, subject to the Permitted Exceptions, quietly have and enjoy the Premises during the Lease Term, without hindrance or molestation from any Person lawfully claiming by, through or under Landlord.

19.02                 Superiority of Lease:  Option to Subordinate.

The Building is not subject to a mortgage as of the date hereof.  In the event that the Building shall become subject to any mortgage or deed of trust lien, and the holder thereof desires to subordinate this Lease,  Landlord, Tenant and applicable lender shall enter into a subordination, non-disturbance and attornment agreement (“SNDA”) in form and substance reasonably acceptable to Tenant (Tenant hereby agrees that the form attached hereto as Exhibit G is acceptable).  Tenant agrees to execute and deliver any appropriate instruments necessary to carry out the agreements contained in this Section 19.02.

19.03                 Notice to Mortgagee.

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of which Tenant has been given notice by Landlord (if any) specifying the act or failure to act on the part of Landlord which could or would give rise to Tenant’s rights, and (ii) such mortgagees, after receipt of such notice, have had the opportunity to cure such default within a reasonable time thereafter (not to exceed sixty (60) days after the date of such notice); but nothing contained in this Section 19.03 shall be deemed to impose any obligation on any such mortgagees to correct or cure any such condition.

19.04                 Other Provisions Regarding Mortgagees.

If this Lease or the Rent due hereunder is assigned to a mortgagee as collateral security for a loan, no such mortgagee shall be deemed to have assumed any of Landlord’s obligations hereunder solely as a result of such assignment.  A mortgagee to whom this Lease has been so assigned shall be deemed to have assumed such obligations only if (i) by the terms of the instrument of assignment such mortgagee specifically elects to assume such obligations or (ii) such mortgagee has (a) foreclosed its mortgage, (b) accepted a deed in lieu thereof, (c) taken possession of the Premises by entry or otherwise, or (d) assumed such obligations by way of an SNDA or other agreement with Tenant.  Even if such mortgagee assumes the obligations of Landlord hereunder, but except to the extent provided in an SNDA or other agreement between the mortgagee and Tenant, (i) any such obligation under Section 24.01 to return the Security Deposit to Tenant shall be limited to the amount actually received by the mortgagee with respect thereto, and (ii) such mortgagee will be liable for breaches of any of Landlord’s obligations hereunder only to the extent such breaches occur during the period of ownership by the mortgagee after foreclosure (or any conveyance by a deed in lieu thereof), all as set forth in Section 25.08. hereof.  If Tenant is not a public company, Tenant shall from time to time, at the request of Landlord or any of Landlord’s mortgagees, provide Landlord and such mortgagee with financial information pertaining to Tenant as Landlord or such mortgagee may reasonably request.

ARTICLE 20

Defaults; Events of Default

20.01                 Defaults.

The following shall, if any requirement for notice or lapse of time or both has not been met, constitute Defaults, and, if such requirement for notice or lapse of time have been met, constitute Events of Default hereunder:

(1)                                  Occurrence of any event set forth in Article 21 hereof;

(2)                                  The failure of Tenant to pay Rent when the same shall be due and payable and the continuance of such failure for a period of five (5) days after Landlord shall give Tenant notice specifying such failure, provided, however, that if Tenant has failed to timely pay Rent more than two (2) times in a twelve (12) month period, Tenant shall not be entitled to further notice from Landlord;

(3)                                  The failure of Tenant to observe any covenant made by it in Sections 13.01, 15.01 and 25.03 hereof;

(4)                                  The failure of Tenant to keep, observe or perform any of the other covenants, conditions and agreements herein contained on Tenant’s part to be kept, observed or performed and the continuance of such failure without the curing of same for a period of thirty (30) days after receipt by Tenant of notice in writing from Landlord specifying in reasonable detail the nature of such failure.

20.02                 Extended Cure Period.

In the event that the Default under Section 20.01(4) is of such a nature that it cannot be cured within such thirty (30) day period, then such Default shall not be deemed to be an Event of Default so long as Tenant, after receiving such notice, proceeds to cure the Default as soon as reasonably possible and continues to take all steps reasonably necessary to complete the same within a period of time which, under all prevailing circumstances, shall be reasonable.  No such Default shall be deemed to be an Event of Default if and so long as Tenant shall be so proceeding to cure the same in good faith or be delayed in or prevented from curing the same by reason of Force Majeure.

ARTICLE 21

Insolvency

21.01                 Insolvency.

If (1) there occurs with respect to Tenant an Insolvency or (2) any execution or attachment is issued against Tenant or any of its property and as a result thereof the Premises are taken or occupied by some Person other than Tenant, except as may herein be permitted, then an Event of Default hereunder shall be deemed to have occurred so that the provisions of Article 22 hereof shall become effective and Landlord shall have the rights and remedies provided for therein.

ARTICLE 22

Landlord’s Remedies; Damages on Default

22.01                 Landlord’s Remedies.

If an Event of Default shall occur and be continuing, Landlord may, at its option, give to Tenant a notice terminating this Lease upon a date specified in such notice, or Landlord may enter the Premises for the purpose of terminating this Lease, and upon the date specified in said notice or upon such entry the term and estate hereby vested in Tenant shall cease and any and all other right, title and interest of Tenant hereunder shall likewise cease without further notice or lapse of time, as fully and with like effect as if the entire Lease Term had lapsed, but Tenant shall continue to be liable to Landlord as hereinafter provided.

If such Event of Default results from Tenant’s failure to pay any sums payable under Section 7.01, Landlord may, at its option, in addition to or in lieu of the other remedies available to Landlord, refuse Tenant access to the Premises.

22.02                 Surrender.

Upon any termination of this Lease as the result of an Event of Default, Tenant shall quit and peacefully surrender the Premises to Landlord.  Upon or at any time after any such termination, Landlord may without further notice enter the Premises and possess itself thereof by summary proceedings or otherwise, and may dispossess Tenant and remove Tenant and all other Persons and property from the Premises and may have, hold and enjoy the Premises and the right to receive all rental income of and from the same.

22.03                 Right to Relet.

At any time from time to time after any termination of this Lease as the result of an Event of Default, Landlord may relet the Premises or any part thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term) and on such conditions (which may include concessions or free rent) as Landlord, in its reasonable discretion, may determine and may collect and receive the rents therefor.  Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon any such reletting.

22.04                 Survival of Covenants.

No termination of this Lease as the result of an Event of Default shall relieve Tenant of its liability and obligations under this Lease and such liability and obligations shall survive any such termination.  Tenant shall indemnify and hold Landlord harmless from all loss, cost, expense, damage or liability arising out of or in connection with such termination.

In the event of any such termination, Tenant shall pay to the Landlord the Rent up to the date of such termination.  Tenant shall also pay to Landlord, on demand, as and for liquidated and agreed damages for Tenant’s Default, the present value of the difference between

(1)                                  the aggregate Rent which would have been payable under this Lease by Tenant from the date of such termination until the Stated Expiration Date, and

(2)                                  the fair and reasonable rental value of the Premises for the same period excluding Landlord’s reasonable estimate of expenses to be incurred in connection with reletting the Premises, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorney’s fees, alteration costs and expenses of preparation for such reletting.

If the Premises or any part thereof shall be relet by Landlord before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be, prima facie, the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

As additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord all the sums and shall perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the second paragraph of this Section 22.04 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expenses in connection with such reletting, including, without limitation, all repossession costs,  fees for legal services and expenses of preparing the Premises for such reletting, all to the extent Landlord has not been previously compensated therefor by Tenant, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

22.05                 Right to Equitable Relief.

If there shall occur a Default or threatened Default, Landlord shall be entitled to enjoin such Default or threatened Default and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.

22.06                 Landlord’s Right to Self Help;  Interest on Overdue Rent.

If an Event of Default shall occur and be continuing, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform  the defaulted obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such Event of Default.  In performing such obligation, Landlord may make any payment of money or perform any other act.  The aggregate of (i) all sums so paid by Landlord, (ii) interest (at the rate of 1 1/2% per month or the highest rate permitted by law, whichever is less) on such sums and (iii) all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Rent under this Lease and shall be payable to Landlord immediately upon demand.  Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

All Rent not paid when due shall bear interest at the rate provided in the preceding paragraph, payable on demand.

22.07                 Payment of Landlord’s Cost of Enforcement.

Tenant shall pay, on demand, Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 22.06.

22.08                 Further Remedies.

Upon any termination of this Lease pursuant to Section 22.01, or at any time thereafter, Landlord may, in addition to and without prejudice to any other rights and remedies Landlord shall have at law or in equity, re enter the Premises, and recover possession thereof and may dispossess any or all occupants of the Premises in the manner prescribed by the statute relating to summary proceedings, or similar statute(s); but Tenant in such case shall remain liable to Landlord as hereinbefore provided.

ARTICLE 23

Waivers; Landlord Default

23.01                 No Waivers.

Failure of Landlord to complain of any act or omission on the part of Tenant no matter how long the same may continue, shall not be deemed to be a waiver by said Landlord of any of its rights hereunder.  No waiver by Landlord of any provision of this Lease shall be deemed a waiver of a breach of the same or any other provision.  No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction but shall only be deemed a partial payment on account.

23.02                 Landlord Default

Landlord shall be deemed to be in default of this Lease if Landlord shall be in default in the prompt and full performance of any other of its promises, covenants or agreements contained in this Lease and such default in performance continues for more than thirty (30) days after written notice thereof from Tenant to Landlord specifying the particulars of such default or breach of performance; provided, however, that if the default complained of, other than for the payment of monies, is of such a nature that the same cannot be rectified or cured within such thirty (30) day period, then such default shall be deemed to be rectified or cured if Landlord, within such thirty (30) day period, shall have commenced such cure and shall continue thereafter with due diligence to cause such cure to be completed.  Upon any default of this Lease by Landlord, Tenant shall be entitled to pursue any and all remedies available to Tenant at law or in equity.

ARTICLE 24

Security Deposit

24.01                 Security Deposit.

Tenant has deposited the Security Deposit with Landlord.  Landlord shall hold the Security Deposit as security for the full and faithful payment or performance by Tenant of its obligations under this Lease and not as a prepayment of Rent. Landlord may commingle the Security Deposit with other funds of Landlord and shall not be liable to Tenant for the payment of interest thereon or profits therefrom. Landlord may expend such amounts from the Security Deposit as may be necessary to cure any Default and, in such case, Tenant shall pay to Landlord the amount so expended, on demand.  Landlord may assign the Security Deposit to any subsequent owner of the Building and thereafter Landlord shall have no further liability to Tenant with respect thereto.  As soon as reasonably practicable after the Lease Termination Date, Landlord shall (i) inspect the Premises, (ii) make such payments from the Security Deposit as may be required to cure any outstanding Default hereunder and (iii) if no Default is then continuing, pay the balance of the Security Deposit to Tenant.

The Security Deposit may be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall: (a) be in the  amount required hereby; (b) be in form and substance satisfactory to Landlord; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord; (e) expire no earlier than sixty (60) days after the Termination Date of this Lease (f) be transferable by Landlord as beneficiary upon presentation of the letter of credit, a transfer certificate in the form attached to the letter of credit and the payment by Landlord of a transfer administrative fee acceptable to Landlord set forth on the face of the letter of credit.  If any reasonable transfer fee is required in connection with the sale of the Building by Landlord, Landlord shall be solely responsible for payment of such fee. If Landlord shall reasonably determine at any time that the issuer is no longer satisfactory, Tenant shall provide a replacement Letter of Credit complying with the foregoing within thirty (30) days after notice from Landlord.

ARTICLE 25

General Provisions

25.01                 Force Majeure.

In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of Force Majeure, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

25.02                 Notices and Communications.

All notices, demands, requests, consents, approvals and other communications provided for or permitted under this Lease shall be in writing, either delivered by hand or sent by registered or certified mail, postage prepaid or by a recognized courier which maintains delivery records, to the following address:

(a)                                  if to Landlord at the address stated in Section 1.01 hereof, or at such other address as Landlord shall have designated in writing to the Tenant, with a copy to such Persons as Landlord shall have designated in writing to Tenant; or

(b)                                 if to Tenant at the address stated in Section 1.01 hereof, or at such other address as Tenant shall have designated in writing to Landlord, with a copy to such persons as Tenant shall have designated in writing to Landlord.

Any notice provided for herein shall become effective only upon and at the time of receipt by the Person to whom it is given, unless such notice is mailed by registered or certified mail, in which case it shall be deemed to be received on (i) the third Business Day following the mailing thereof or (ii) the day of its receipt, if a Business Day, or the next succeeding Business Day, whichever of (i) or (ii) shall be the earlier.

25.03                 Tenant Estoppel Certificate.

Tenant shall, without charge, at any time and from time to time hereafter, within fifteen (15) days after written request of Landlord, certify by written instrument in the form of Exhibit F, duly executed and acknowledged to Landlord or any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any Person specified in such request; (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment, (b)

as to the existence of any Default or Event of Default, (c) as to the existence of any offsets, counterclaims or defenses thereto on the part of Tenant, (d) as to the Term Commencement Date and Stated Expiration Date, and (e) as to the other matters set forth in Exhibit F and any other matters as Landlord may reasonably request.  Any such certificate may be relied upon by Landlord and any other Person to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the party executing same.

25.04                 Governing Law.

This Lease and the performance thereof shall be governed, interpreted, construed and regulated by the laws of The Commonwealth of Massachusetts.

25.05                 Partial Invalidity.

If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

25.06                 Notice of Lease.

The parties will at any time, at the request of either one, promptly execute duplicate originals of an instrument, in recordable form, which will constitute a Notice of Lease, setting forth a description of the Premises and the Lease Term.  The cost of review and recording shall be borne by Tenant.

25.07                 Interpretation.

The Section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.  This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

25.08                 Bind and Inure; Limitation of Landlord’s Liability.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Land and Building shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Land and Building.  The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Land and Building but not upon other assets of Landlord.  No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Land and Building in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

25.09                 Parties.

Except as herein otherwise expressly provided, the covenants, conditions and agreements contained in this Lease shall be binding upon the heirs, successors and assigns of the Parties hereto.

ARTICLE 26

Miscellaneous

26.01                 Holdover.

In the event Tenant shall fail to vacate the Premises by the Lease Termination Date, Tenant shall pay Basic Rent to Landlord in an amount equal to one and one-half (1.5) times the monthly Basic Rent for each month or portion thereof that Tenant remains in possession (the “Holdover Rental Rate”). Tenant shall also pay all Additional Rent provided herein.  The Holdover Rental Rate shall be paid monthly in advance to Landlord.  In determining the Holdover Rental Rate Landlord shall charge one and one-half (1.5) times the monthly Basic Rent in effect for the last full calendar month of the Lease Term.  In addition to the Holdover Rental Rate, Landlord shall be entitled to seek to recover full damages sustained as a result of said holdover if such holdover is greater than thirty (30) days after the Lease Termination Date.

26.02                 Reciprocal Litigation Costs

In the event of any litigation between Landlord and Tenant, the unsuccessful party as determined by a court of competent jurisdiction shall reimburse the successful party for all reasonable legal fees and expenses incurred by the successful party in prosecuting or defending any such action.

26.03                 Brokerage.

Tenant warrants and represents to Landlord that it has had no dealings with any broker or agent in connection with this Lease other than T3 Realty Advisors, LLC and covenants to defend, with counsel approved by Landlord, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than T3 Realty Advisors, LLC based upon dealings with Tenant.  Landlord shall pay T3 Realty Advisors, LLC a commission based on a standard Industrial schedule.

In the event Tenant exercises its Right of First Offer during the original lease term on the additional 22,000 square feet and a mutually acceptable lease amendment is executed between Landlord and Tenant incorporating this additional square footage into the Lease, and T3 Realty Advisors, LLC remains the broker of record, T3 Realty Advisors, LLC shall be paid an additional commission by the Landlord based on a standard industrial schedule.

26.04                 Landlord’s Expenses Regarding Consents.

Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other out-of-pocket expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder, except that there shall be no charge to Tenant for Landlord’s review of the initial Tenant Improvement Plans.

26.05                 Financial Statements.

If Tenant is not a public company, within ten (10) days after request by Landlord from time to time, Tenant shall deliver to Landlord Tenant’s audited financial statements (which shall be for the latest available year and in any event for a year ended not more than fifteen (15) months prior to Landlord’s request).  Such financial statements may be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders, investors and purchasers.

26.06                 Signage.

Landlord will permit Tenant to install, at Tenant’s sole cost and expense, exterior building signage on the I-495 (east) side of the Building as well as monument signage at the main entrance off  Flanders Road and on the exterior of the Building above the main entrance.  Landlord will provide appropriate directional signage for deliveries.  All signage shall be subject to Landlord’s reasonable prior approval, such approval not to be unreasonably withheld, and in accordance with Legal Requirements.

26.07                 Option to Extend Term.

Tenant shall have the option to extend the term of this Lease for one (1) five (5) year extension term (“Extension Term”) provided (i) no Event of Default shall exist at the time such option is exercised (ii) Tenant has not assigned this Lease or sublet the Premises at the time such option is exercised, and (iii) Tenant shall give written notice to Landlord of its exercise of such option not less than nine (9) months prior to expiration of the original term, time being of the essence for the giving of such notice.  The giving of such notice by Tenant shall automatically extend the Term of this Lease for the Extension Term and no instrument of renewal need be executed.  All of the terms and provisions of this Lease shall be applicable during the Extension Term except (a) Tenant shall have no option to extend the term of the Lease beyond the Extension Term, (b) the Basic Rent for the Extension Term shall be the greater of the Basic Rent in effect immediately prior to the Extension Term or ninety-five percent (95%) of the then Market Rent (defined below) as of the first day of the Extension Term.

“Market Rent” shall be computed as of the applicable date at the then current rentals being charged to new tenants for comparable space located in the vicinity of the Building, taking into account and giving effect to, in determining comparability, without limitation, such considerations as size, location, and lease term.

Landlord shall initially designate the Market Rent and shall furnish data in support of such designation.  If Tenant disagrees with Landlord’s designation of Market Rent, then Tenant shall have the right, by written notice given within twenty-one (21) days after Tenant has been notified of Landlord’s designation, to submit such Market Rent to arbitration as follows.  Market Rent shall be determined by arbitrators, one to be chosen by Tenant, one to be chosen by Landlord and a third to be selected, if necessary, as below provided.  If within twenty (20) days after Tenant’s notice, the parties agree upon a single arbitrator, Market Rent shall be determined by such arbitrator.  The unanimous written decision of the two first chosen arbitrators without selection and participation of a third arbitrator, or otherwise the written decision of a majority of the three arbitrators chosen and selected as provided herein, shall be conclusive and binding upon Landlord and Tenant.  Landlord and Tenant shall each notify the other of its chosen arbitrator within twenty-one (21) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, then they shall so notify the then President of the Boston Bar Association and request him to select an impartial third arbitrator, who shall be another office building owner, a real estate counselor or a broker dealing with like types of properties, to determine Market Rent as herein defined.  Such third arbitrator and the first two chosen shall hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. If the dispute between the parties as to Market Rent has not been resolved before the commencement of Tenant’s obligation to pay rent under the Lease in Market Rent, then Tenant shall pay rent under the Lease in respect of the Premises based upon the Market Rent designated by Landlord until either the agreement of the parties as to the Market Rent or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent to Landlord, or Landlord shall refund any overpayment of rent to Tenant.

26.08                 Tenant’s Option to Terminate.

Tenant shall have the right, on the date which is the fifth (5th) anniversary of the Basic Rent Commencement Date (the “Termination Date”), to terminate this Lease.  Such option shall be exercised by Tenant giving Landlord notice (the “Termination Notice”) of its intention so to terminate, which notice shall be given not less than twelve (12) months prior to the Termination Date, time being of the essence for the giving of such notice.  If Tenant exercises its termination option as aforesaid, then this Lease shall terminate as of the Termination Date just as if such date were the date of expiration of the Term, provided, however, that Tenant shall pay to Landlord, and as a condition to the effectiveness of the Termination Notice, a payment (the “Termination Payment”) equal to the following unamortized transaction costs: leasing commissions, the Allowance (as defined in Exhibit C), costs of the Predelivery Landlord’s Work and the Additional Landlord’s Work, reasonable attorney’s fees, reasonable architectural and engineering fees, all amortized on a level payment direct reduction basis over the original Term, with interest at the rate of ten percent (10%) interest per annum, plus an amount equal to six (6) months of the Basic Rent at the rate provided for the last five (5) years of the Lease Term.  The Termination Payment shall be due with the Termination Notice.  At the request of either party, the amount of the Termination Payment shall be memorialized in writing once all costs have been finally determined.

26.09                 Expansion; Right of First Offer.

(a)           In the event Tenant requests expansion into the remaining 22,000 square foot space (the “Expansion Space”) currently leased (the “Bel Lease”) by Bel Power (“Bel”) prior to Bel’s lease expiration date of February 28, 2014 (the “Bel Expiration Date”), Landlord shall use its best efforts (but without liability if it shall be unsuccessful) to enter into an early termination with Bel and, if Landlord is successful, this Lease shall be amended to incorporate the Expansion Space on all of the same terms and conditions as are applicable to the Premises, and the Term of the Lease for the Expansion Space shall be coterminous with the Lease Term except that (i) the Expansion Space shall be leased AS IS with no Landlord construction obligations and no allowance except that Landlord shall complete the Bel Power Space Environmental Work in the Expansion Space shown on Exhibit C prior to Tenant’s occupancy thereof and (ii) for the period prior to February 28, 2014, the Basic Rent shall be the per square foot Basic Rent in effect from time to time under this Lease, adjusted to compensate Landlord for the net cost to Landlord of effecting such early termination (including any reduction of rent arising therefrom), if any, but in no event shall the Basic Rent for the Expansion Space for the period from the Expansion Space Rent Commencement Date (as hereinafter defined) to February 28, 2014 exceed the basic rent that would have been payable under the Bel Lease during such period; and from and after March 1, 2014 through the Stated Expiration Date (as the same may be extended or terminated), the Basic Rent for the Expansion Space shall be the per foot Basic Rent in effect from time to time under this Lease.  Landlord’s obligation to use its best efforts to enter into an early termination of the Bel Lease pursuant to this Section 26.09(a) shall not include any obligation to make any termination or other payment to Bel unless Tenant provides the funds therefor.

The “Expansion Space Rent Commencement Date” shall be the date upon which the Expansion Space is delivered to Tenant broom clean and free of all occupants with the Bel Power Space Environmental Work shown on Exhibit C complete.

(b)           Provided Tenant has not committed more than two (2) Events of Default in the preceding eighteen (18) month period prior to exercise, Tenant shall have a continuing right of first offer to lease the Expansion Space on the following terms and conditions:

(i)                                     Prior to offering the Expansion Space for lease to third parties, Landlord shall first advise Tenant in writing (the “Offer Notice”) of the terms and conditions upon which Landlord is prepared to lease the Expansion Space, including term, rent, additional rent and, if applicable, tenant improvement and allowance packages, free rent and any other relevant terms (the “Offered Terms”);

(ii)                                  Tenant shall accept or reject the offer made in the Offer Notice within fifteen (15) days after the date of delivery of the Offer Notice (Tenant’s failure to accept such offer in writing within such fifteen-day period shall be deemed an election to reject such offer);

(iii)                               In the event Tenant timely accepts the offer set forth in the Offer Notice, Landlord and Tenant shall within fifteen (15) days after the date of acceptance enter into an amendment to this Lease incorporating the Expansion Space into the Premises on the Offered Terms, except that if the Offered Terms for the Expansion Space include a term that would expire before the expiration date of the  Lease Term, then the term for the Expansion Space shall be extended to be made coterminous with the  Lease Term, and the Rent for such extended period shall be the Rent in effect for the final year as set forth in the Offered Terms;

(iv)                              In the event Tenant rejects or is deemed to have rejected the offer set forth in the Offer Notice, Landlord shall be free for a period of 210 days after the date of rejection or deemed rejection (the “Marketing Period”) to lease the Expansion Space to a third party or parties on terms not materially more favorable to such party or parties than the Offered Terms (with respect to rental rate, “materially” as used herein shall mean a net effective rental rate that is more than ten percent (10%) lower than the net effective rental rate set forth in the Offer Notice); and

(v)                                 In the event Landlord has not by expiration of the Marketing Period executed a lease with a third party complying with the provisions of clause (iv) above, then Tenant’s right of first offer shall again apply to the Expansion Space.

(c)           Notwithstanding anything to the contrary contained herein, if, prior to the Bel Expiration Date, Bel desires to assign its interest under the Bel Lease or sublease all or a portion of the Expansion Space to a third-party, Landlord shall notify Tenant of the proposed Bel assignment or subletting within two (2) business days after Landlord receives notice thereof from Bel.  If Tenant notifies Landlord within five (5) days after receipt of notice from Landlord that Tenant desires to expand into the Expansion Space (or the portion thereof available), Landlord shall terminate the lease with Bel in the case of an assignment or, in case of a sublease, terminate the Bel Lease with respect to the portion of the Expansion Space intended to be subject thereto, such termination to be effective as of the date such assignment or sublease would have commenced.  If Landlord terminates the Bel Lease in whole or in part pursuant to the foregoing, Tenant shall lease the Expansion Space (or portion thereof) as of the Expansion Space Rent Commencement Date on the terms and conditions set forth in Section 26.09(a) above.

(d)           Notwithstanding anything to the contrary contained herein or in the Bel Lease, if Bel agrees to assign its interest under the Bel Lease or sublease the Expansion Space to Tenant, no consent of Landlord shall be required and, if the Bel Lease is assigned to Tenant, Landlord shall execute such release of Bel of Bel’s obligations under the Bel Lease for the period following assignment as may reasonably be requested by Bel. Landlord shall not be required to complete the Bel Power Space Environmental Work in the Expansion Space shown on Exhibit C. Upon the expiration of the assignment or subletting arrangement with Bel on the Bel Expiration Date, this Lease shall be amended to incorporate the Expansion Space on all of the same terms and conditions as are applicable to the Premises, and the Basic Rent for the Expansion Space shall be the per square foot rental rate then in effect under this Lease for the remainder of the Premises, and (iii) the term of the lease for the Expansion Space shall be coterminous with the Lease Term (as the same may be extended or terminated).

26.10                 HVAC.

Tenant shall have the right to operate the multiple gas fired roof top units with supplemental gas fired hanging heaters at the Premises twenty-four (24) hours per day, seven (7) days per week.  Tenant shall have full control of the temperature within the Premises.  Subject to Landlord’s review and approval of the HVAC Equipment specifications and Tenant’s installation plans by a qualified contractor or vendor selected by Tenant in its sole discretion, such approval not to be unreasonably withheld, Tenant shall be permitted to replace, at Tenant’s sole cost, the heating, ventilating, and air conditioning systems and appurtenances (“HVAC Equipment”) serving the Premises throughout the Lease Term with equal or better equipment.  Any such installation of HVAC Equipment by Tenant during the Term shall be performed in a manner that does not void the current roof warranty of the Building.  Tenant shall be responsible for the cost of replacement of HVAC Equipment throughout the Lease Term; provided, however, that Landlord shall not be permitted to seek reimbursement from Tenant for replacement of any HVAC Equipment that is not beyond its useful life unless such HVAC Equipment is malfunctioning or non-functional.

26.11                 Generator.

Tenant, at Tenant’s sole cost, shall have the right to install a generator on an existing pad on the south side of the Building, with Landlord approval, not to be unreasonably withheld.

26.12                 LN2 Tank.

Landlord shall endeavor (at no cost to Landlord) to arrange for the use by Tenant of an existing LN2 tank at the Building that is operated and leased by another tenant.   If Tenant is permitted use of such tank, Tenant shall have the right but not the obligation to change the size of the tank.  Use of the tank shall be subject to Landlord’s review and approval, not to be unreasonably withheld.

26.13                 Test Trailer.

Subject to Landlord’s approval, which shall not be unreasonably withheld, and compliance by Tenant with all applicable Legal Requirements, Tenant, at its expense, shall have the right to install a test trailer (the “Test Trailer”) on the Premises, to be located at the rear of Building in the parking lot or on existing concrete slab.  Tenant, at its expense, will install power to this Test Trailer

26.14                 Patio.

Subject to Landlord’s approval, which shall not be unreasonably withheld, and compliance by Tenant will all applicable Legal Requirements, Tenant shall have the right to construct a patio for outdoor seating located near rear employee entrance.

26.15                 Smoking Area.

Subject to Landlord’s approval, which shall not be unreasonably withheld, and compliance by Tenant will all applicable Legal Requirements, Tenant shall have the right to install an outdoor covered smoking area located near employee entrance.

26.16                 Loading.

Tenant shall have the exclusive use of all loading docks within its Premises.  Landlord shall allow Tenant to construct a metal structure around four (4) of the loading docks to create a secure and weather resistant enclosure large enough to house 53 foot tractor trailers.  Construction and use of this structure shall be subject to all applicable Legal Requirements and Landlord’s review and approval, not to be unreasonably withheld.

26.17                 Parking.

Tenant shall be provided parking in common with the other tenants at the Building on an open lot adjacent to the Building in accordance with the terms of “Exhibit I” attached hereto.

26.18                 Roof.

Landlord represents and warrants that the roof of the Building was replaced with a Sika Sarnafil 60 mil, fully adhered white PVC roof in April, 2009.  Landlord shall provide to Tenant, upon Tenant’s request, a copy of the twenty (20) year manufacturer warranty obtained in connection with this roof replacement.

26.19                 Compliance with Laws.

Landlord represents and warrants to Tenant that as of the date hereof (a) the base Building core, shell and surrounding site work comply in all material respects with all applicable zoning, land use and environmental laws, regulations, agreements and building codes, including without limitation, the requirements of the Americans with Disabilities Act (ADA) and all regulations thereunder, and the requirements of all easement and encumbrance documents and, subject to Tenant’s obligations under this Lease, Landlord covenants to keep the same materially, in compliance throughout the Term; (b) the Permitted Uses are permitted as of right on the parcel described on “Exhibit A”; (c) Landlord holds fee simple title to the parcel described on “Exhibit A”, subject to no mortgage; (d) Landlord has full power and authority to enter into this Lease and has obtained all consents and taken all actions necessary in connection therewith; and (e) no other party has any possessory right to the Premises or has claimed the same.

26.20                 Environmental.

Landlord covenants that it has provided to Tenant all reports and material documents relating to the environmental status of the Land and the Building in Landlord’s possession.  Prior to the Term Commencement Date, Landlord shall perform the environmental testing provided in Exhibit C.

26.21                 Expedited Arbitration.

Whenever this Lease calls for expedited arbitration, such arbitration shall be conducted under this Section 26.21.  An arbitration under this Section 26.21 (“Expedited Arbitration”) shall be conducted by one neutral Arbitrator (who shall be retired judge experienced in resolving commercial real property disputes in Massachusetts and who shall be independent and unaffiliated with either party) mutually agreed upon by the parties, or if they cannot agree on a single arbitrator within five (5) business days after this Section 26.21 is invoked, then by JAMS, which shall select such single arbitrator from a list of no more than five (5) names submitted by each party to the Expedited Arbitration.  The Arbitrator so selected shall then hold a hearing within five (5) business days after notification to him of his selection, at which each party may present its position on the issue in question, with any written documents and testimony of witnesses that such party believes is necessary to support its position; provided, however, no party shall be permitted to present more than eight (8) hours of witness testimony and argument to the Arbitrator, unless both parties agree otherwise.  There shall be no discovery procedures allowed in connection with such Expedited Arbitration, and no party shall have any contact with the Arbitrator except at the hearing.  The Arbitrator shall render his decision on the issue by a written notice to the parties involved within five (5) business days after concluding the hearing (which may be adjourned by the Arbitrator in his reasonable discretion).  The decision of the Arbitrator shall be final and binding on and non-appealable by the parties for the purposes of this Agreement and may be enforced by a court of competent jurisdiction.  Except as provided otherwise herein, such Expedited Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of JAMS or the American Arbitration Association.  If JAMS shall cease to exist and/or shall decline to serve under this Agreement as to any matter under dispute that has been submitted to Expedited Arbitration, then the parties shall mutually select an alternative qualified arbitrator, and in the absence of an agreement with respect thereto within five (5) business days, either party shall have the right, upon written notice to the other party, to apply to the President of the Boston Bar Association for the selection of an independent, unaffiliated and qualified arbitrator.  If awarded by the Arbitrator, the prevailing party in any decision of the Arbitrator under this Section 26.21 shall be reimbursed its reasonable costs and expenses in participating in such proceeding by the other parties thereto, including all fees charged by the Arbitrator.  Neither party shall have previously employed or shall have had a prior contractual relationship with any Arbitrator that is chosen pursuant to this Section 26.21.  The provisions of this Section 26.21 shall only be applicable to matters or events expressly provided for in this Lease to be resolved by expedited arbitration and not otherwise.

26.22                 Landlord Cooperation.

Landlord is aware that Tenant intends to apply for federal, state and local grants, loans, tax abatements and reductions and other incentives with respect to its business to be conducted at the Premises. Landlord agrees to reasonably cooperate (at no out-of-pocket expense to Landlord and without incurring any liability to Landlord on account of such cooperation) with such activities and in no way object to or impede such activities.  In connection with the foregoing, Landlord agrees, at the request of Tenant, to execute any commercially reasonable documentation related to the foregoing.  Further, and notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right to pledge or otherwise grant a first priority security lien or other interest in any of Tenant’s furniture, fixtures, equipment or other personal property (“Tenant’s Property”) to the United States Department of Energy, Massachusetts Clean Energy Technology Center and/or any other party providing financing to Tenant in connection with the conduct of Tenant’s business in the Premises, and upon written request by Tenant, Landlord will execute and deliver commercially reasonable instrument(s) consenting to such financing and/or waiving any statutory or contractual Landlord’s lien in Tenant’s Property.

ARTICLE 27

Entire Agreement

27.01                 Entire Agreement.

No oral statement or prior written matter shall have any force or effect.  This Agreement shall not be modified or canceled except by writing subscribed to by all parties.

No representations, inducement, promises or agreements, oral or otherwise, between Landlord and Tenant or any of their respective brokers, employees or agents, not embodied herein, shall be of any force or effect.

The submission of this Lease for examination, review, negotiation and/or signature shall not constitute an offer or an option to lease or a reservation of the Premises and is subject to withdrawal or modification at any time by either party.  This Lease shall become effective and binding only if and when it shall be executed and delivered by both Landlord and Tenant.

Executed as a sealed instrument as of the 16th  day of July, 2010.

LANDLORD:

FLANDERS 155 LLC

By:	Carruth Capital, LLC
Its Manager

By:	/s/ Christopher F. Egan
Christopher F. Egan, President and Managing Member of Carruth Capital, LLC, not individually and without personal liability

TENANT:

A123 SYSTEMS, INC.

By:	/s/ Michael Rubino
Printed Name:	Michael Rubino
Title:	Chief Financial Officer

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT A

LEGAL DESCRIPTION

All that certain parcel(s) of land situate in Westborough in the County of Worcester and said Commonwealth of Massachusetts bounded and described as follows:

Flanders Road, Interstate Route 495 and Walkup Drive.  All of said boundaries are determined by the Court to be located as shown on Subdivision plan #36263-E drawn by Guerard Survey Co. & Associates, Surveyors, dated February 5, 1980, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed with Land Registration Certificate #9810.  Being Lot 4 on said plan.

Said lot is conveyed subject to the provisions and agreements as stated in Document #36573, and to an easement relating to the placement of underground electric and telephone wires set forth in a deed from High Voltage Engineering Corporation to Helix Technology Corporation as stated in Document #32784.

For title, see Worcester Land Court Book 65, Page 12821, Certificate of Title #12821.

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT B

PLAN SHOWING TENANT’S SPACE

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT C
TENANT ALLOWANCE AND LANDLORD’S WORK OBLIGATIONS

TENANT ALLOWANCE:

Tenant shall accept Premises in “AS IS” condition except Landlord shall (a) provide a base building allowance in the amount of One Hundred Thirty-One Thousand Eight Hundred Twenty Six Dollars and No Cents ($131,826.00) (the “Allowance”), and (b) complete the Predelivery  Landlord’s Work prior to the Term Commencement Date.  The Allowance may be used throughout the Lease Term at Tenant’s discretion and may be used by Tenant to complete certain Building repairs in connection with damage from a previous tenant including the following: (i) patch drywall and paint, (ii) replace ceiling tiles, (iii) replace damaged floor tiles, (iv) pour concrete slab in chemical storage room, (v) remove and replace the mold-affected drywall, and (vi) replace a missing cove base.  Landlord shall pay the Allowance to Tenant within thirty (30) days after request therefor accompanied by evidence that Tenant has incurred in connection with its preparation of the Premises costs at least equal to the sum requested accompanied by lien waivers acceptable to Landlord.  If Landlord fails to pay the requested Allowance within such thirty-day period and after an additional five (5) business days notice, Tenant shall be entitled to offset the amount of the unpaid Allowance against Rent.

LANDLORD’S WORK OBLIGATIONS:

Pre-Delivery Work

Prior to the date hereof, Landlord, at its sole cost, has ensured that all systems are in good working order and has performed the following environmental work (collectively, the “Predelivery Work”):

I.              Microbial/Asbestos Testing

1.             Visual observation of drywall and building finishes

2.             Obtain eight (8) air samples for determining non-viable mold

3.             Perform moisture testing of drywall within twenty (20) rooms

4.             Obtain five (5) drywall samples for lab analysis

5.             Obtain six (6) air samples for asbestos sampling

6.             Complete a report of findings upon receipt of lab analysis

II.            Environmental Testing/Chemical Storage Room

1.             Remove concrete floor at Landlord’s expense

2.             Obtain three (3) sub-slab soil samples using hand auger

3.             Analyze samples per Massachusetts Contingency Plan requirements (14 metals, VOC’s, EPH, VPH)

4.             Complete data review and evaluation report

III.           Environmental Testing/Septic System

1.             Install one monitoring well (well completed by Soil Exploration Corp. while on site)

2.             Analyze soil samples per Massachusetts Contingency Plan requirements (14 metals, VOC’s, EPH, VPH)

3.             Obtain water sample and analyze per Massachusetts Contingency Plan requirements (14 metals, VOC’s, EPH, VPH)

4.             Complete data review and evaluation report

Additional Landlords Work: Within ninety (90) days after notice from Tenant, Landlord, at Landlord’s sole cost, shall be responsible for providing a fully operational 40 ton chilled water system or removing the same as directed by Tenant (the “Additional Landlord’s Work”).

Bel Power Space Environmental Work:  Except as provided in Section 26.09(d), Landlord shall, at its sole cost, complete environmental testing of  the space currently leased by Bel Power, identified as REC #3, in the Environmental Site Assessment prepared April 22, 2009, and perform all required mitigation to achieve or confirm a level of no significant risk to human health, safety, and the environment arising therefrom, including remediation for fungi, mold, mildew or other microbial matter, and provide documentation of completion of such work to Tenant within thirty (30) days after Bel Power vacates the space (the “Bel Power Space Environmental Work”).

The environmental work comprising Landlord’s Predelivery Work and Bel Power Space Environmental Work as described  above shall be performed by a Licensed Site Professional, as defined under 310 CMR 40.000.  Landlord shall provide Tenant two business days advance notice before performing subsurface investigations or any required remedial work.  Landlord shall allow Tenant’s authorized representative to accompany Landlord or its representative when any such work is being performed.  Landlord shall promptly deliver to Tenant a copy of all final and verified data, drilling logs, sampling results, reports and amounts relating to the Predelivery Landlord’s Work and Additional Landlord’s Work required hereunder.

Electrical Upgrade: Landlord will provide an allowance in the amount of $500,000.00 (the “Electrical Allowance”) towards Tenant’s cost of upgrading the electrical service to the Building.  Landlord will pay the Electrical Allowance to Tenant within thirty (30) days after request therefor accompanied by evidence that Tenant has incurred such cost and lien waivers acceptable to Landlord.  If Landlord fails to pay the requested allowance within such thirty-day period and after an additional five (5) business days’ notice stating that the unpaid Electrical Allowance amount will be set off against Rent, Tenant shall be entitled to offset the amount of the unpaid Electrical Allowance against Rent.

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT D

SERVICES TO BE PROVIDED BY LANDLORD

(AS OPERATING EXPENSES)

A.            Proper care of grounds surrounding the Building, including care of lawns and shrubs and including removal of litter.

B.            Maintaining and cleaning the sidewalks and parking areas in front of and around the Building including snow removal.

C.            Provision of adequate lighting for the parking areas servicing the Building.

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT E

RULES AND REGULATIONS

1.             Heating, lighting and plumbing: The Landlord should be notified at once of any trouble with heating, lighting or plumbing fixtures.  Tenants must not leave the doors of the Premises unlocked at night.

2.             The sidewalks, entrances, halls and stairways shall not be obstructed by any Tenant or used for any purposes other than  ingress and egress to and from their respective Premises, and no articles or rubbish shall be left therein.

3.             No toilet fixture shall be used for any purpose other than that for which it is intended, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein.

4.             Except as provided in Section 26.06 of the Lease, lettering on outside windows, doors, tablets and building directory shall be subject to the approval of the Landlord, not to be unreasonably withheld.

5.             No animals or birds shall be kept in or about the Building.

6.             All freight, furniture, etc. must be received and delivered through entrances to the Building designated for such purpose unless otherwise authorized by the Landlord.

7.             Nothing shall be thrown from or taken in through the windows, nor shall anything be left outside the Building on the window sills of the Premises.

8.             The Landlord, its agents and employees shall have access upon 24 hours prior notice to Tenant to perform their duties in the maintenance and operation of the Premises, except no prior notice shall be required in an emergency.

9.             No Tenant shall use any method of heating (including space heaters) other than that provided for in the Tenant’s Lease without the consent of the Landlord.

10.           Any damage caused to the Building or the Premises or to any person or property herein as a result of any breach of any of the rules and regulations by the Tenant shall be borne by the Tenant.

11.           Trash removal shall be performed in accordance with Exhibit K.

12.           The Landlord reserves the right to make any such other and further rules and regulations as, in its judgment, may from time to time be necessary for maintaining the safety and cleanliness of the Premises and Building for the preservation of good order therein.

13.           Tenant shall not permit its employees to smoke in any area in the Building or on the Land, except smoking areas designated by Landlord.

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

To:          <>(“Lender”)

                <>

                <>

                Attn:  <>

Re:          Lease Agreement dated                                   and amended                                    (“Lease”), between FLANDERS 155 LLC, as “Landlord”, and A123 SYSTEMS, INC., as “Tenant,” guaranteed by N/A (“Guarantor”) for leased premises known as  155 Flanders Road, Westborough, Massachusetts 01581 (the “Premises”) commonly known as 155 Flanders Road, Westborough, Massachusetts 01581 (the Property”).

1.             Tenant hereby certifies that the following representations with respect to the Lease are accurate and complete as of the date hereof:

a.	Dates of all amendments, letter agreements, modifications and waivers related to the Lease

b.	Commencement Date

c.	Expiration Date

d.	Current Annual Base Rent

Adjustment Date Rental Amount

e.	Fixed or CPI Rent Increases

f.	Square Footage of Premises

g.	Security Deposit Paid to Landlord

h.	Renewal Options	<> Additional Term for <>years at $ per year

i.	Termination Options	Termination Date Fees Payable

2.             Tenant further certifies to Lender that:

a.             the Lease is presently in full force and effect and represents the entire agreement between Tenant and Landlord with respect to the Premises;

b.             the Lease has not been assigned and the Premises have not been sublet by Tenant except for                       ;

c.             Tenant has accepted and is occupying the Premises, all construction required by the Lease has been completed and any payment, credits or abatements required to be given by Landlord to Tenant have been given except for                               ;

d.             no installment of rent or other charges under the Lease other than current monthly rent has been paid more than 30 days in advance and Tenant is not in arrears on any rental payment or other charges;

e.             Landlord has no obligation to segregate the security deposit or to pay interest thereon;

f.              To Tenant’s knowledge, Landlord is not in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in a default by Landlord;

g.             To Tenant’s knowledge, Tenant has no existing defenses, offsets, liens, claims or credits against the payment obligations under the Lease;

h.             Tenant has not been granted any options or rights to terminate the Lease earlier than the Expiration Date except as stated in the Lease;

i.              Tenant has not been granted any options or rights of first refusal to purchase the Premises or the Property;

j.              Tenant has not received notice of violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises or the Property; and

k.             Except to the extent used in connection with the operation of Tenant’s business in compliance with the Lease and applicable laws, no hazardous wastes or toxic substances, as defined by all applicable federal, state or local statutes, rules or regulations have been disposed, stored or treated on or about the Premises or the Property by Tenant.

3.             This certification is made with the knowledge that Lender is about to provide Landlord with financing which shall be secured by a Deed of Trust (or Mortgage), Security Agreement and Assignment of Rents, Leases and Contracts (“Mortgage”) upon the

Property.  Tenant acknowledges that Landlord’s interest in the Lease is being duly assigned to Lender as security for Lender’s loan to Landlord.  All rent payments under the Lease shall continue to be paid to Landlord in accordance with the terms of the Lease until Tenant is notified otherwise in writing by Lender or its successors and assigns. Tenant further acknowledges and agrees that Lender and Lender’s respective successors and assigns holding the Mortgage at any time after the date of this certificate shall have the right to rely on the information contained in this certificate.  The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

TENANT

A123 SYSTEMS, INC.

By:

Printed Name:

Title:

Date:

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT G

AGREEMENT OF SUBORDINATION
NON-DISTURBANCE AND ATTORNMENT

THIS AGREEMENT is dated the          day of                                     , between <> (“Lender”) and A123 SYSTEMS, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.            Tenant has executed that certain lease dated                                              (the “Lease”) with FLANDERS 155 LLC, as Landlord (“Landlord”) covering the premises described in the Lease (“Premises”) in that certain building located at 155 Flanders Road, Westborough, Massachusetts 01581 (the “Property”) and more particularly described in Exhibit A attached hereto and made a part hereof, by this reference; and

B.            Lender has made or has agreed to make a mortgage loan to Landlord secured by a mortgage or deed of trust encumbering the Property which includes an assignment of Landlord’s interest in the Lease (the “Mortgage”); and

C.            Tenant and Lender desire to confirm their understanding with respect to the Lease and the Mortgage.

NOW, THEREFORE, in consideration of the covenants, terms, conditions, agreements contained herein, the parties hereto agree as follows:

1.             The Lease and any extensions, modifications or renewals thereof, including but not limited to any option to purchase or right of first refusal to purchase the Property or any portion thereof, if any, is and shall continue to be subject and subordinate in all respects to the Mortgage and the lien created thereby, and to any advancements made thereunder and to any consolidations, extensions, modifications or renewals thereof.

2.             Tenant agrees to deliver to Lender, in the manner set forth in paragraph 7, a copy of any notice of default sent to Landlord by Tenant.  If Landlord fails to cure such default within the time provided in the Lease, Lender shall have the right, but not the obligation to cure such default on behalf of Landlord within thirty (30) calendar days after the time provided for Landlord to cure such default in the Lease or within a reasonable period (not to exceed sixty (60) calendar days) if such default cannot be cured within that time, provided Lender is proceeding with due diligence to cure such default.  In such event Tenant shall not terminate the Lease while such remedies are being diligently pursued by

Lender.  Tenant hereby agrees that no action taken by Lender to enforce any rights under the Mortgage or related security documents, by reason of any default thereunder (including, without limitation, the appointment of a receiver, any action to appoint a receiver or to obtain the right to possession of the Property by foreclosure, deed in lieu of foreclosure, or otherwise (“Foreclosure”), or any demand for rent under any assignment of rents or leases) shall give rise to any right of Tenant to terminate the Lease nor shall such action invalidate or constitute a breach of any of the terms of the Lease.

3.             As long as no Event of Default exists, Tenant’s possession and occupancy of the Premises shall not be disturbed by Lender during the term of the Lease or any extension thereof and Lender (and any purchaser at Foreclosure or subsequent transferee) shall recognize all of Tenant’s rights under the Lease.

4.             If Lender succeeds to the interest of Landlord under the Lease, subject to Tenant’s performance of its obligations under the Lease, the Lease will continue in full force and effect.  Thereupon, Lender shall recognize the Lease and Tenant’s rights thereunder and Tenant shall make full and complete attornment to Lender as substitute Landlord upon the same terms, covenants and conditions as provided in the Lease, except for any option to purchase or right of first refusal to purchase the Property as may be provided in the Lease.  Further, Tenant agrees that any such option or right of first refusal to purchase the Property or any portion thereof, as may be provided in the Lease shall not apply to and shall not in any way impair or delay any Foreclosure, as defined herein.

5.             Tenant agrees that, if Lender or a purchaser on Foreclosure (whichever is applicable “Purchaser”)shall succeed to the interest of Landlord under the Lease, Purchaser shall not be:

(a)           liable for any prior act or omission of Landlord or any prior Landlord or consequential damages arising therefrom except that the Purchaser shall remedy any continuing maintenance defaults of which Tenant shall have given Lender notice of default and opportunity to cure pursuant to Section 2 above; or

(b)           subject to any offsets or defenses which Tenant might have as to Landlord or any prior Landlord except as set forth in Exhibit C of the Lease and except to the extent the cause therefor is continuing provided Tenant shall have given Lender notice of default and opportunity to cure pursuant to Section 2 above; or

(c)           required or obligated to credit Tenant with any rent or additional rent for any rental period beyond the then current month which Tenant might have paid Landlord; or

(d)           bound by any material amendments or modifications of the Lease such as those affecting rent, term or permitted use made without Lender’s prior written consent; or

(e)           liable for refund of all or any part of any security deposit unless such security deposit shall have been actually received by Lender.

6.             The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The words, “Lender,” “Landlord” and “Tenant” shall include their respective heirs, legatees, executors, administrators, beneficiaries, successors and assigns.

7.             All notices, and all other communication with respect to this Agreement, shall be directed as follows:  if to Lender,                                                                    (“Lender’s Address”) or such other address as Lender may designate in writing to Tenant and, if to Tenant, at the address set forth in the Lease or at such other address as Tenant may designate in writing to Lender.  All notices shall be in writing and shall be (a) hand-delivered, (b) sent by United States express mail or by private overnight courier, or (c) served by certified mail postage prepaid, return receipt requested, to the appropriate address set forth above.  Notices served as provided in (a) and (b) shall be deemed to be effective upon delivery.  Any notice served by certified mail shall be deposited in the United States mail with postage thereon fully prepaid and shall be deemed effective on the day of actual delivery as shown by the addressee’s return receipt or the expiration of three business days after the date of mailing, whichever is earlier in time.

8.             This Agreement contains the entire agreement between the parties and no modifications shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

9.             This Agreement may be executed in multiple counterparts, all of which shall be deemed originals and with the same effect as if all parties had signed the same document.  All of such counterparts shall be construed together and shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LENDER:	TENANT:

<>	A123 SYSTEMS, INC.

By:	By:

By:	Printed Name:

Its Authorized Signatories	Title:

FLANDERS 155 LLC

155 Flanders Road
Westborough, Massachusetts

EXHIBIT H

CERTIFICATE OF VOTE

A meeting of The Board of Directors of A123 Systems, Inc., was held on May 6, 2010 at the office located at 321 Arsenal Street, Watertown, Massachusetts 02472.

Michael Rubino, the Chief Financial Officer of the Corporation, presided at the meeting and declared that a quorum of the Board of Directors was present and in attendance.

Upon motion duly made and seconded, the Board of Directors unanimously

VOTED:                 That Michael Rubino, Chief Financial Officer of A123 Systems, Inc., be and is hereby authorized, in name of, and on behalf of the said Corporation, with respect to all real estate of said Corporation now, or at any time hereafter, leased by said Corporation, to sign, seal, acknowledge, and bind said Corporation regarding any and all leases, releases, notes, assignments, agreements, notices, estoppels, affidavits specifically including property located at 155 Flanders Road, Westborough, Massachusetts, and all such instruments as he may by his execution thereof approve, said authority to remain in full force and effect until notice of revocation thereof shall be recorded in each Registry of Deeds wherein this Vote shall be recorded.

A TRUE COPY:
Eric J. Pyenson, Assistant Secretary

ATTEST:

I, Eric J. Pyenson, Assistant Secretary, hereby certify that I am the duly elected and qualified Assistant Secretary for the above named Corporation and that the above is a true copy of the Vote that was passed, and that Michael Rubino is the duly elected and qualified Chief Financial Officer of the Corporation.

ATTEST:
Eric J. Pyenson, Assistant Secretary

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT I

PARKING

Tenant, upon the commencement of its occupancy of the Premises, shall have the right to use for its designated employees, as appurtenant to the Premises no more than one hundred ninety four (194) unassigned parking spaces in the Building’s parking areas (reduced by the number of spaces which Tenant shall utilize pursuant to the last paragraph hereof). Tenant shall use the parking areas solely for parking registered passenger vehicles.  Storage trailers, storage containers, busses, motor homes, trucks and like vehicles are not permitted, except for such vehicles or containers as specifically approved by Landlord in writing from time to time, such approval not to be unreasonably withheld, and in compliance with the provisions of this Lease Landlord shall in no event be required to enforce such rights on Tenant’s behalf.  Use of such spaces may not be sold, assigned, licensed or otherwise given to any person for any compensation or fee or otherwise.  The use of such parking spaces by Tenant may be regulated by reasonable rules and regulations issued by the Landlord from time to time.  Landlord reserves the right, after reasonable written notice to Tenant, at any time and from time to time to change the location of any parking space or spaces designated for Tenant’s use pursuant to this Exhibit I provided there is no material adverse effect on Tenant’s use and enjoyment of the Premises or parking areas.

Subject to the compliance with all applicable Legal Requirements and Landlord’s reasonable approval, Tenant shall have the right to install outdoor electrical power  in order to provide electric / hybrid vehicle recharging stations as the locations depicted on the attached plan.

Notwithstanding anything to the contrary contained herein, Landlord hereby approves the locations of the electric vehicle, customer, and ADA parking spaces show on the plan attached hereto as Schedule I-1.

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT J

TRASH REMOVAL

Tenant, at its expense, shall contract with a trash hauling service to provide a covered trash container (“Dumpster”) and trash removal services, subject to the following paragraph of this Exhibit J.  The contractor and the dumpster shall be subject to Landlord’s approval, such approval not to be unreasonably withheld.  Tenant shall comply with all rules and regulations related to trash storage and removal promulgated by Landlord from time to time.  The dumpster shall be placed in a location designated by Landlord, which designation may be changed by Landlord from time to time.  The dumpster shall be in good condition, freshly painted with working covers and doors, and shall be clearly marked with the name of the hauling company and its telephone number.  The dumpster shall not be overfilled and shall remain closed at all times.  No trash shall be placed outside the dumpster.  Paper, packaging materials and small items shall be placed in trash bags to prevent spillage when the container is open or emptied.  The dumpster shall be emptied on a frequency determined by Landlord from time to time to be appropriate for Tenant’s activities.

Notwithstanding anything to the contrary contained herein, Landlord hereby agrees that Tenant shall be permitted to operate a trash compactor in lieu of contracting with a trash hauling service to provide a Dumpster set forth in the foregoing paragraph.

In the event Tenant shall fail to comply with any of its obligations under this Exhibit J or the rules and regulations referred to herein, without limiting any of Landlord’s other rights or remedies under this Lease, Landlord may, without notice to Tenant, cure Tenant’s default hereunder and charge Tenant for Landlord’s cost of performing the same as Additional Rent.  Such cost shall be paid by Tenant to Landlord immediately upon billing therefor.

FLANDERS 155 LLC
155 Flanders Road
Westborough, Massachusetts

EXHIBIT K

TENANT IMPROVEMENT PLANS